UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.            )

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Citrix Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	September 17, 2007

You are cordially invited to attend the Annual Meeting of Stockholders of Citrix Systems, Inc. (the “Company”) to be held on October 18, 2007 at 2:00 p.m. EST, at the Company’s offices at 1801 NW 49th Street, Fort Lauderdale, Florida 33309.

At this Annual Meeting, the agenda includes the election of three Class III directors for three-year terms, approval of an amendment to the Company’s 2005 Equity Incentive Plan, and to consider and vote upon, if properly presented at the meeting, a stockholder proposal. The Board of Directors unanimously recommends that you vote FOR election of the director nominees, FOR approval of the amendment to the Company’s 2005 Equity Incentive Plan and AGAINST the stockholder proposal.

Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that your shares be voted whether or not you attend the meeting in person. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy card by phone or on the Internet. Your prompt cooperation will be greatly appreciated.

Very truly yours,

DAVID R. FRIEDMAN

General Counsel, Senior Vice President, Human Resources and Secretary

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 18, 2007

To the Stockholders of Citrix Systems, Inc.:

The Annual Meeting of Stockholders of Citrix Systems, Inc., a Delaware corporation (the “Company”), will be held on October 18, 2007, at 2:00 p.m. EST, at the Company’s offices at 1801 NW 49th Street, Fort Lauderdale, Florida 33309:

1.	to elect three (3) Class III members to the Board of Directors as directors, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;

2.	to approve an amendment to the Company’s 2005 Equity Incentive Plan to (i) increase the aggregate number of shares authorized for issuance under such plan by 5.4 million shares of the Company’s common stock and (ii) increase the aggregate number of shares of the Company’s common stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by one million shares of the Company’s common stock;

3.	to consider and vote upon, if properly presented at the meeting, a stockholder proposal; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on August 30, 2007 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose; (2) by completing your proxy using the toll-free number listed on the proxy card; or (3) by completing your proxy on the Internet at the address listed on the proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy card by telephone or on the Internet.

By Order of the Board of Directors,

DAVID R. FRIEDMAN

General Counsel and Senior Vice

    President, Human Resources and Secretary

Fort Lauderdale, Florida

September 17, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, COMPLETE YOUR PROXY USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE ENCLOSED PROXY CARD OR COMPLETE YOUR PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE PROXY CARD IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on October 18, 2007

September 17, 2007

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Citrix Systems, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on October 18, 2007, at 2:00 p.m. EST, at the Company’s offices at 1801 NW 49th Street, Fort Lauderdale, Florida 33309, or at any adjournments or postponements thereof (the “Annual Meeting”). An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2006, is being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first mailed to stockholders on or about September 17, 2007.

The purposes of the Annual Meeting are to elect three Class III directors for three-year terms, approve an amendment to the Company’s 2005 Equity Incentive Plan, and consider and vote upon, if properly presented at the meeting, a stockholder proposal. Only stockholders of record at the close of business on August 30, 2007 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of that date, 179,755,470 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. You may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose; (2) by completing your proxy using the toll-free telephone number listed on the proxy card; or (3) by completing your proxy on the Internet at the address listed on the proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or voted by phone or on the Internet. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (a) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (b) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary, before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of Class III directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as directors, however, a director who receives: (i) a greater number of votes “withheld” from his or her election than votes “for” such election; and (ii) votes “withheld” from his or her election that constitute thirty-five percent (35%) or more of the outstanding shares of the Company’s Common Stock is required to submit his resignation to the Board of Directors. For each of Proposal 2, the approval of an amendment the Company’s 2005 Equity Incentive

Plan, and Proposal 3, the stockholder proposal, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The persons named as attorneys-in-fact in the proxies, Mark B. Templeton and David J. Henshall, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR approval of the amendment to the Company’s 2005 Equity Incentive Plan, and AGAINST the stockholder proposal.

Aside from the election of directors, approval of the amendment to the Company’s 2005 Equity Incentive Plan, and the stockholder proposal (if properly presented), the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each present or former executive officer of the Company named in the Summary Compensation Table set forth below under “Compensation and Other Information Concerning Directors and Officers;” and (iv) by all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
PRIMECAP Management Company(3) 225 South Lake Avenue, #400 Pasadena, CA 91101	14,544,509	8.09%
Mark B. Templeton(4)	1,508,358	*
Stephen M. Dow(5)	602,504	*
David J. Henshall(6)	247,702	*
John C. Burris(7)	206,031	*
David R. Friedman(8)	105,747	*
Thomas F. Bogan(9)	91,933	*
Wes R. Wasson(10)	90,645	*
Gary E. Morin(11)	81,252	*
Murray J. Demo(12)	66,666	*
Godfrey R. Sullivan(13)	66,666	*
Stefan Sjöström (14)	58,263	*
Asiff Hirji(15)	28,333	*
All executive officers, directors and nominees as a group(16) (13 persons)	3,308,183	1.84%

*	Represents less than 1% of the outstanding Common Stock
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of the Record Date (“presently exercisable stock options”).
(2)	Applicable percentage of ownership as of the Record Date is based upon 179,755,470 shares of Common Stock outstanding.
(3)	With respect to information relating to PRIMECAP Management Company, the Company has relied on information supplied by such entity on Holdings Report on Form 13F filed with the SEC on August 13, 2007. According to such Form 13F, PRIMECAP Management Company reported sole dispositive power as to all the shares and sole voting power as to 2,234,209 shares.
(4)	Includes 1,349,407 shares of Common Stock issuable pursuant to presently exercisable stock options.
(5)	Includes 340,155 shares of Common Stock issuable pursuant to presently exercisable stock options.
(6)	Includes 230,974 shares of Common Stock issuable pursuant to presently exercisable stock options.
(7)	Includes 186,281 shares of Common Stock issuable pursuant to presently exercisable stock options.
(8)	Includes 101,347 shares of Common Stock issuable pursuant to presently exercisable stock options.
(9)	Includes 75,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
(10)	Includes 85,451 shares of Common Stock issuable pursuant to presently exercisable stock options.
(11)	Includes 50,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
(12)	Includes 63,333 shares of Common Stock issuable pursuant to presently exercisable stock options.
(13)	Includes 63,333 shares of Common Stock issuable pursuant to presently exercisable stock options.
(14)	Includes 43,236 shares of Common Stock issuable pursuant to presently exercisable stock options.
(15)	Consists of 28,333 shares of Common Stock issuable pursuant to presently exercisable stock options.
(16)	Includes 2,721,669 shares of Common Stock issuable pursuant to presently exercisable stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the year ended December 31, 2006, the Company believes that all Section 16(a) filing requirements were complied with during the year ended December 31, 2006.

PROPOSAL 1

ELECTION OF DIRECTOR NOMINEES

The Company’s Board of Directors currently consists of seven members. The Company’s By-laws divide the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Stephen M. Dow, Godfrey R. Sullivan and Mark B. Templeton and recommended that each be elected to the Board of Directors as a Class III director, each to hold office until the Annual Meeting of Stockholders to be held in the year 2010 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Messrs. Dow, Sullivan and Templeton are Class III directors whose terms expire at this Annual Meeting. The Board of Directors is also composed of: (i) two Class I Directors (Murray J. Demo and Asiff Hirji), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2008; and (ii) two Class II directors (Thomas F. Bogan and Gary E. Morin), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2009. Mr. Bogan serves as the Chairperson of the Board of Directors.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the Annual Meeting and continuing directors, the year each such nominee or continuing director was first elected a director, the positions with the Company currently held by each nominee and continuing director, the year each nominee’s or continuing director’s current term will expire and each nominee’s and continuing director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class III Directors:
Mark B. Templeton 1998	President, Chief Executive Officer and Director	2007	III
Stephen M. Dow 1989	Director	2007	III
Godfrey R. Sullivan 2005	Director	2007	III

Continuing Directors:
Murray J. Demo 2005	Director	2008	I
Asiff Hirji 2006	Director	2008	I
Thomas F. Bogan 2003	Director and Chairperson	2009	II
Gary E. Morin 2003	Director	2009	II

DIRECTORS AND EXECUTIVE OFFICERS

Assuming the election of all of the director nominees above, the following table sets forth the directors and executive officers of the Company, their ages, and the positions currently held by each such person with the Company.

Name	Age	Position
Mark B. Templeton	55	President, Chief Executive Officer and Director
David J. Henshall	39	Senior Vice President and Chief Financial Officer
John C. Burris	52	Senior Vice President, Worldwide Sales and Services
David R. Friedman	46	General Counsel, Senior Vice President, Human Resources, and Secretary
Wes R. Wasson	40	Corporate Vice President, Worldwide Marketing
Stefan Sjöström	53	Vice President, EMEA Sales and General Manager
Thomas F. Bogan(1)(4)(5)(6)	55	Director
Murray J. Demo(2)(3)(4)	46	Director
Stephen M. Dow(1)(4)(9)	52	Director
Asiff Hirji(2)(3)(4)	41	Director
Gary E. Morin(2)(3)(4)(7)(8)	58	Director
Godfrey R. Sullivan(1)(4)	54	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Finance Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Chairperson of the Board of Directors
(6)	Chairperson of the Compensation Committee
(7)	Chairperson of the Audit Committee
(8)	Chairperson of the Finance Committee
(9)	Chairperson of the Nominating and Corporate Governance Committee

Mark B. Templeton has served as President of the Company since January 1998 and as Chief Executive Officer from June 2001 to the present. Mr. Templeton also served as Chief Executive Officer of the Company from January 1999 to June 2000 and as Senior Executive Officer of the Company from July 2000 to May 2001. He was elected to the Board of Directors in May 1998.

David J. Henshall has served as Senior Vice President and Chief Financial Officer of the Company since January 2006. From April 2003 to January 2006, Mr. Henshall served as Vice President and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Henshall served as Vice President, Chief Financial Officer, Treasurer and Secretary from 2002 to 2003, Vice President of Finance and Treasurer from 2001 to 2002, Treasurer from 1999 to 2001 and Assistant Treasurer from 1998 to 1999 for Rational Software Corporation, a software company acquired by IBM Corporation in 2003. Mr. Henshall is a member of the Board of Directors of AeA, a high-tech trade association.

John C. Burris has served as Senior Vice President, Worldwide Sales and Services of the Company since January 2001. From July 1999 to January 2001, Mr. Burris served as Senior Vice President, Services of the Company. Prior to joining the Company, Mr. Burris was employed by Lucent Technologies, a publicly traded communications networks company, from 1994 to 1999 as Vice President and General Manager of the Gulf States region.

David R. Friedman has served as Senior Vice President, Human Resources, General Counsel and Secretary of the Company since April 2006. From October 2002 to April 2006, Mr. Friedman served as Corporate Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Friedman served as Senior Vice President, General Counsel and Clerk from 1999 to 2002 and Vice President, General Counsel and Clerk from 1998 to 1999 at Parametric Technology Corporation, a software company.

Wes R. Wasson has served as Corporate Vice President, Worldwide Marketing of the Company since September 2006. From August 2005 to September 2006, Mr. Wasson served as Vice President of the Company’s Application Networking Group. Prior to joining the Company, Mr. Wasson served as Vice President of Worldwide Marketing at NetScaler, Inc., a corporation acquired by the Company in 2005. From 2002 to 2004, Mr. Wasson served as Vice President and Chief Strategy Officer of NetContinuum, an application security company based in Silicon Valley. He also held senior leadership roles at Sun Microsystems from 1999 to 2002 and at Network Associates from 1996 to 1999.

Stefan Sjöström has served as Vice President, EMEA (i.e., Europe, Middle East and Africa) Sales and General Manager of the Company since March 2001. Prior to joining the Company, Mr. Sjöström served as Managing Director and Vice President of BSDi EMEA Ltd., a software company, from April 2000 to February 2001. From November 1998 to April 2000, Mr. Sjöström was Managing Partner of CMHS Management Consulting, a consulting firm.

Thomas F. Bogan has served as a director of the Company since January 2003 and as Chairperson of the Board of Directors since May 2005. Since 2004, Mr. Bogan has been a Partner at Greylock Partners, a venture capital firm. From 1997 to 2003, Mr. Bogan served in a variety of positions with Rational Software Corporation, a software company acquired by IBM Corporation in 2003, including President and Chief Operating Officer from 2000 to 2003.

Murray J. Demo has served as a director of the Company since February 2005. Since May 2007, Mr. Demo has served as Chief Financial Officer of Postini, Inc., an on-demand communication security company. Postini, Inc. announced in July 2007 that it is being acquired by Google Inc. From 1996 until December 2006, Mr. Demo held various positions at Adobe Systems Incorporated including Executive Vice President, Chief Financial Officer and Assistant Secretary, Senior Vice President and Chief Financial Officer, Vice President, Corporate Controller, Corporate Controller, Director of Operations and Finance.

Stephen M. Dow has served as a director of the Company since 1989 and served as Chairperson of the Board of Directors from May 2002 to May 2005. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow serves on the Board of Directors of Cytokinetics, Inc., a publicly traded biopharmaceutical company.

Asiff Hirji has served as a director of the Company since May 2006. Since April 2007, Mr. Hirji has served as a Senior Director of Texas Pacific Group, a global private investment firm. From October 2006 to April 2007, Mr. Hirji served as the President, Client Group of TD Ameritrade Holding Company, a publicly traded provider of securities brokerage services. Mr. Hirji served as Chief Operating Officer of TD Ameritrade from July 2005 until October 2006 and as Chief Operating Officer of Ameritrade from April 2003 until July 2005. From July 2002 until April 2003, Mr. Hirji served as Vice President, Partner of Bain & Company.

Gary E. Morin has served as a director of the Company since January 2003. From September 2005 until March 2006, Mr. Morin served as Executive Vice President of Lexmark International, Inc., a publicly traded laser and inkjet printer and supplies company. From 2000 until September 2005, Mr. Morin served as Executive Vice President and Chief Financial Officer of Lexmark. From 1996 to 2000, Mr. Morin served as Vice President and Chief Financial Officer of Lexmark. Since July 2006, Mr. Morin has served as a director of Sealy Corp., a publicly traded bedding manufacturer.

Godfrey R. Sullivan has served as a director of the Company since February 2005. From June 2004 to June 2007, Mr. Sullivan served as President of Hyperion Solutions Corporation, a publicly traded software company acquired by Oracle Corporation in April 2007. Prior to Hyperion’s acquisition by Oracle in April 2007, Mr. Sullivan served as President and Chief Executive Officer of Hyperion from 2004 until April 2007. From 2001 to 2004, Mr. Sullivan served as President and Chief Operating Officer of Hyperion.

Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Independence of Members of the Board of Directors

The Board of Directors has determined that each of the Company’s non-employee directors (Messrs. Bogan, Demo, Dow, Hirji, Morin and Sullivan) is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC. (“Nasdaq”) and the Securities and Exchange Commission (“SEC”), including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of Nasdaq’s and the SEC’s director independence standards. In making this determination, the Board of Directors solicited information from each of the Company’s directors regarding whether such director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation. The Board of Directors considered the responses of the Company’s directors, and independently considered the commercial agreements, acquisitions and other material transactions entered into by the Company during 2006, and determined that none of the Company’s directors had a material interest in such transactions.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held four times a year following regularly scheduled in-person meetings of the Board of Directors. Executive sessions do not include the employee director of the Company, and the Chairperson of the Board of Directors is responsible for chairing the executive sessions.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct;

•	directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	directors must have the ability to exercise sound business judgment;

•	directors must have substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience; and

•	directors must have received a bachelor’s degree from a qualified institution.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	an understanding of and experience in software, hardware or services, technology, accounting, governance, finance and/or marketing;

•	leadership experience with public companies or other major complex organizations; and

•	experience on another public company board unless a Director otherwise qualifies as an “audit committee financial expert” under the rules of the SEC.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the following procedures:

Generally, the Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting. As a result of the delay in our 2007 annual meeting due to the voluntary investigation of our historical stock option granting practices, the Nominating and Corporate Governance Committee has provided that any recommendation for nomination of a director for our 2008 annual meeting must be received by the Nominating and Corporate Governance Committee not later than January 1, 2008 and not earlier than December 2, 2007.

All recommendations for nomination must be in writing and include the following:

•	name and address of the stockholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	name of the individual recommended for consideration as a director nominee;

•

all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected; and

•	a written statement from the stockholder making the recommendation stating why such recommended candidate meets the Company’s criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 267-2862

Attn: Secretary of Citrix Systems, Inc.

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement to being considered for nomination to the Company’s Board of Directors, a candidate will need to comply with the following minimum procedural requirements:

•	a candidate must undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing; and

•	a candidate must complete a detailed questionnaire regarding his or her experience, background and independence.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Security Holder Communications with the Board of Directors

The Board of Directors provides to every security holder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for security holder communication as follows:

For communications directed to the Board of Directors as a whole, security holders may send such communications to the attention of the Chairperson of the Board of Directors by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Chairperson of the Board of Directors, c/o Secretary

By facsimile to: (954) 267-2862

Attn: Chairperson of the Board of Directors, c/o Secretary

For security holder communications directed to an individual director in his capacity as a member of the Board of Directors, security holders may send such communications to the attention of the individual director by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: [Name of the director], c/o Secretary

By facsimile to (954) 267-2862

Attn: [Name of the director], c/o Secretary

The Company will forward any such security holder communication to the Chairperson of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed, on a periodic basis. The Company will forward such communications by certified U.S. mail to an address specified by each director and the Chairperson of the Board of Directors for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company conducts an Annual Meeting of Stockholders and all Directors are offered the opportunity to attend at the Company’s expense. Six members of the Board of Directors attended the Annual Meeting of Stockholders held in 2006.

Board of Directors Evaluation Program

In order to maintain the Company’s leading-edge governance practices, the Board of Directors annually undertakes a formal evaluation process consisting of an overall Board of Directors evaluation, committee evaluation, peer evaluation and self evaluation. As part of the evaluation process, the Board of Directors evaluates nine different competencies: Board structure; Board roles; Board processes; Board composition, orientation and development; and Board dynamics, effectiveness and involvement. The evaluation process also includes consideration of the appropriate Board size, succession planning and the technical, business and organizational skills required of future Board members. In addition to the Board of Directors’ own assessment and evaluation of its performance, every effort is made to benchmark the performance and practices of the Company’s Board of Directors to the boards of directors of peer companies.

Code of Ethics

The Company has adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of the Company’s directors and employees worldwide, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct is available at the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/. A copy of the Code of Business Conduct may also be obtained, free of charge, from the Company upon a request directed to: Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, FL 33309, Attention: Investor Relations. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.citrix.com/site/aboutCitrix/governance/.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.citrix.com/site/aboutCitrix/governance/.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board of Directors met thirteen times during the year ended December 31, 2006. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which he served during fiscal 2006. The Board of Directors has standing Audit, Compensation, Finance, and Nominating and Corporate Governance committees. Each committee has a written charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually.

Audit Committee

The Audit Committee of the Board of Directors currently consists of Messrs. Demo, Hirji and Morin (Chair). Mr. Hirji joined the Audit Committee in May 2006, replacing Stephen M. Dow. Messrs. Demo and Morin served on the Audit Committee throughout 2006. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that each of Messrs. Morin, Hirji and Demo qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Messrs. Morin’s, Hirji’s and Demo’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Messrs. Morin, Hirji or Demo any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

The Audit Committee met thirteen times during the year ended December 31, 2006. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/.

As described more fully in its charter, the Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	reviews the financial reports provided by the Company to the SEC, the Company’s stockholders or the general public;

•	reviews the Company’s internal financial and accounting controls;

•	oversees the appointment, compensation, retention and work performed by any independent public accountants engaged by the Company;

•	oversees procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations;

•

serves as the Qualified Legal Compliance Committee of the Company in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated by the SEC thereunder;

•

recommends, establishes and monitors procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	engages advisors as necessary; and

•	determines the funding from the Company that is necessary or appropriate to carry out the Audit Committee’s duties.

Compensation Committee

The Compensation Committee currently consists of Messrs. Bogan (Chair), Dow and Sullivan. Mr. Dow joined the Compensation Committee in May 2006, replacing John White. Messrs. Bogan and Sullivan served on the Compensation Committee throughout 2006. The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to executive officers of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of stockholders in accordance with applicable rules and regulations. In fulfilling its role, the Compensation Committee also: (i) reviews and makes recommendations to the management of the Company on Company-wide compensation programs and practices; (ii) approves the salary, bonus, equity and other compensation arrangements of the Company’s senior executive officers reporting directly to the Chief Executive Officer; (iii) recommends, subject to approval by the entire Board of Directors, the salary, bonus, equity and other compensation arrangements of the Company’s Chief Executive Officer; (iv) appoints, retains, terminates and oversees the work of any independent consultants and reviews and approves the fees and retention terms for such consultants; (v) recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for grant as stock options or otherwise thereunder; (vi) evaluates the Company’s compensation philosophy and reviews compensation for consistency with the Company’s compensation philosophy; and (vii) reviews and recommends for inclusion in the Company’s annual proxy statement the Compensation Discussion and Analysis.

The Compensation Committee also has the authority to engage its own outside advisors, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisors hired by management. In 2006, the Company retained Aon Consulting/Radford on behalf of the Compensation Committee to assist the committee in evaluating the compensation of the Company’s executive officers and directors. Please read the “Compensation Discussion and Analysis” included in this Proxy Statement for additional information on the role of Aon Consulting/Radford in the compensation process.

The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by Nasdaq and the SEC. The Compensation Committee met nine times and took action by unanimous written consent four times during the year ended December 31, 2006. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/.

Finance Committee

The Finance Committee of the Board of Directors currently consists of Messrs. Demo, Hirji and Morin (Chair). Mr. Hirji joined the Finance Committee in May 2006, replacing Stephen M. Dow. Messrs. Demo and Morin served on the Finance Committee throughout 2006. The Finance Committee advises the Board of Directors and, in certain instances, acts on behalf of the Board of Directors, on matters relating to the Company’s investment policies and financing activities.

The Board of Directors has determined that each member of the Finance Committee meets the independence requirements promulgated by Nasdaq and the SEC. The Finance Committee met four times during the year ended December 31, 2006. The Finance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors currently consists of all of the Company’s outside directors, Messrs. Bogan, Demo, Dow (Chair), Hirji, Morin and Sullivan. Mr. Hirji joined the Nominating and Corporate Governance Committee in May 2006, replacing John White. Messrs. Bogan, Demo, Dow, Morin and Sullivan served on the Nominating and Corporate Governance Committee throughout 2006. The Nominating and Corporate Governance Committee: (i) reviews and makes recommendations to the Board of Directors regarding the Board of Directors’ composition and structure; (ii) establishes criteria for membership on the Board of Directors and evaluates corporate policies relating to the recruitment of members of the Board of Directors; (iii) recommends to the Board of Directors the nominees for election or re-election as directors at the Annual Meeting of Stockholders; and (iv) establishes, implements and monitors policies and processes regarding principles of corporate governance in order to ensure the Board of Directors’ compliance with its fiduciary duties to the Company and its stockholders. As described above in the section entitled “Policies Governing Director Nominations,” the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq and the SEC. The Nominating and Corporate Governance Committee met five times during the year ended December 31, 2006. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.citrix.com/site/aboutCitrix/governance/.

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Messrs. Demo, Hirji and Morin (Chair). Mr. Hirji joined the Audit Committee in May 2006, replacing Stephen M. Dow. Messrs. Demo and Morin served on the Audit Committee throughout 2006. Each of Messrs. Demo, Hirji and Morin qualifies as an “audit committee financial expert” under the rules of the SEC. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In February 2007, the Audit Committee met and reviewed the adequacy of its charter. In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accountants. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

During the year ended December 31, 2006, the Company’s independent registered public accountants were Ernst & Young LLP (“Ernst & Young”). Ernst & Young was responsible for performing an independent audit of the consolidated financial statements, and an independent audit of the effectiveness of the Company’s internal control over financial reporting, as well as attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting, each in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Ernst & Young also performed audit-related services, tax services and other permissible non-audit services for the Company during 2006, as described more fully below. PricewaterhouseCoopers LLP (“PwC”) served as the Company’s outsourced internal audit provider during 2006.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the consolidated financial statements of the Company on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in the Company’s Annual Report on Form 10-K, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed the Company’s disclosure control process and internal control over financial reporting. The Audit Committee reviewed with Ernst & Young, who are responsible for expressing an opinion on the fairness of the Company’s consolidated financial statements in conformity with accounting principles generally acceptable in the United States, Ernst & Young’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as independent registered public accountants are required to discuss with the Audit Committee under auditing standards of the PCAOB. In addition, the Audit Committee has reviewed the services provided by Ernst & Young and discussed with the independent registered public accountants their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the registered public accountants’ independence.

The Audit Committee discussed with Ernst & Young the overall scope and plan for their annual audit for 2006. The Audit Committee met separately with Ernst & Young in their capacity as the Company’s independent registered public accountants for the Company, with and without management present, to discuss the results of their procedures (examinations and reviews), their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting, as applicable.

In addition, the Audit Committee discussed with PwC the overall scope and plan for their internal audit activities for 2006. The Audit Committee meets with PwC in their capacity as the internal audit outsourcing provider for the Company to discuss the results of their procedures and their evaluations of the Company’s internal control over financial reporting.

The Audit Committee has reviewed the audited consolidated financial statements of the Company at December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 and has discussed them with both management and Ernst & Young. In connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards Nos. 89 and 90 (Audit Adjustments and Communications with Audit Committees, respectively), as currently in effect. This discussion included, among other things, a review with management of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has received the written disclosures regarding the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Ernst & Young, the firm’s independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee also reviewed the Company’s quarterly financial statements during 2006 and discussed them with both the management of the Company and Ernst & Young prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s quarterly reports on Form 10-Q for its first, second and third fiscal quarters of 2006, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

During the course of the year ended December 31, 2006, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations.

The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young at Audit Committee meetings held throughout the year. At the conclusion of the process, management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in the fiscal year ending December 31, 2007.

The Audit Committee monitors the activity and performance of Ernst & Young. All services provided by Ernst & Young have been pre-approved by the Audit Committee. The Audit Committee’s evaluation of the performance of Ernst & Young included, among other things, the amount of fees paid to Ernst & Young for audit and permissible non-audit services in 2006. Information about Ernst & Young’s fees for 2006 is discussed below in this Proxy Statement under “Independent Registered Public Accountants.”

In November 2006, the Audit Committee commenced a voluntary independent review of the Company’s historical stock option grant practices and related accounting, which resulted in a restatement of the Company’s historical financial statements and reports thereon. During the course of the review, conducted over an approximately nine month period, the Audit Committee held more than ten meetings (one in fiscal 2006) and participated in numerous additional working sessions and informal telephonic and face-to-face meetings relating to the voluntary review of the Company’s historical stock option granting practices.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Gary E. Morin (Chair)

Murray J. Demo

Asiff Hirji

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy

We believe that the quality, skills and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing value for our stockholders. As a result, our compensation programs are designed to achieve the following objectives:

•	to provide competitive compensation that attracts, motivates and retains the best talent and the highest caliber executives to serve and help us to achieve our strategic objectives; and

•	to align management’s interest with our stockholders’ interest by:

-	linking a significant portion of the total potential cash compensation paid to our executives to our annual financial performance or to a division, region or segment of our business for which an executive has management responsibility by basing annual cash incentive compensation to corresponding financial targets; and

-	utilizing appropriate performance goals and long-term incentives for our equity awards.

The compensation package we offer our employees directly reflects our values and the value we place on our employees. We consider our employees to be our primary asset, and believe our compensation packages should emphasize corporate growth, organizational and personal development, ownership and commitment to results. As a result, we view the total compensation package to be comprised of the following:

•	base salary;

•	cash incentives;

•	equity-based long-term incentives; and

•	benefits.

The Compensation Committee considered each of the above items in determining the compensation package for each executive officer, as further described below.

Our Board of Directors has delegated to the Compensation Committee the authority to determine and make recommendations for all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by the Nasdaq and the SEC. In assessing and determining our compensation programs, the Compensation Committee:

•	reviews and makes recommendations to management on company-wide compensation programs and practices;

•	approves the salary, bonus, equity and other compensation arrangements of senior executive officers reporting directly to our President and Chief Executive Officer;

•	recommends, subject to approval by the entire Board of Directors, the salary, bonus, equity and other compensation arrangements of our President and Chief Executive Officer;

•	appoints, retains, terminates and oversees the work of any independent experts and consultants and reviews and approves the fees and retention terms thereof;

•	recommends, subject to approval by the entire Board of Directors, any stock-based plans and any material amendments thereto;

•	evaluates our compensation philosophy and reviews actual compensation for consistency with our compensation philosophy; and

•	reviews and recommends for inclusion in our annual proxy statement the Compensation Discussion and Analysis.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed by the Compensation Committee and include an analysis of all elements of compensation separately and in the aggregate. In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts to assist it. In addition, our legal, finance, human resources and sales operations departments support the Compensation Committee in its work and act in accordance with the direction given to them to fulfill various functions in administering our compensation programs.

From January 2006 through March 2006, the Compensation Committee held multiple meetings with management, the human resources department and representatives of Aon Consulting/Radford, an independent compensation consultant, which we refer to as Radford, to review our compensation philosophy, the use of restricted stock and restricted stock units as a form of equity compensation, the results of Radford’s analyses and the merit salary, bonus and equity compensation recommendations proposed by our President and Chief Executive Officer. In April 2006, the Compensation Committee reviewed the draft incentive bonus plan that had been compiled by management and reviewed for consistency with our operating plan by our finance department. On April 18, 2006, the Compensation Committee approved the 2006 Executive Bonus Plan, or the Bonus Plan, and, in a session from which management was excluded, the compensation package for our President and Chief Executive Officer.

Evaluation Criteria

In determining the amount and mix of compensation elements, the Compensation Committee relies upon its judgment about the performance of each individual executive officer. In setting final compensation levels for our executive officers in 2006, the Compensation Committee considered many factors, including, but not limited to:

•	the scope and strategic impact of the executive officer’s responsibilities;

•	our past business and segment performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	past salary levels of each individual and of our executives as a group;

•	relative levels of pay among the officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for each executive officer, other than our President and Chief Executive Officer, the evaluations and recommendations of our President and Chief Executive Officer; and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

Role of the Independent Compensation Consultant

During 2006, the Compensation Committee retained the services of Radford. Radford reported directly to the Compensation Committee for purposes of advising it on compensation matters. The Compensation

Committee provided Radford with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of executive total direct compensation packages to be conducted by Radford. In particular, Radford was instructed to test whether the compensation packages of our executive officers were competitive with the market and reasonable given our performance relative to our peers as measured by revenue growth, operating profit improvement, net income improvement, diluted earnings per share and total stockholder return. Radford was further instructed to benchmark all components of compensation, including base salary, total targeted compensation (base salary plus targeted cash incentive compensation), total actual cash compensation and equity-based long-term incentive awards. For purposes of analyzing our performance against that of our peer companies, Radford was instructed to organize its analysis around our business units and general corporate executive positions. Finally, the Compensation Committee instructed Radford to review our internal compensation model and guidelines and compare them to our peer companies and actual compensation practices. Once Radford completed its preliminary analysis of executive compensation, it presented its report to the Compensation Committee, which reviewed the analysis and provided Radford with feedback and further direction for follow-up analyses. Throughout the first fiscal quarter of 2006, Radford attended meetings of the Compensation Committee, both with and without members of management present, and interacted with members of our human resources department with respect to its assessment of the compensation packages for our executive officers.

The Compensation Committee annually conducts a competitive analysis of the compensation paid to our executive officers and reviews the compensation practices among our peer group and of the software industry overall. As in prior years, the analysis for fiscal 2006 measured our compensation targets and actual results against information from several sources: independent, commercially available surveys on executive compensation within the software industry, tailored to reflect our relative market capitalization and revenue, which were generated by the 2005 Read Executive Survey, 2005 Radford Executive Survey Special GM, 2005 Radford Sales Survey – Software Company, 2005 Buck Consultants High-Tech Industry Report, Towers Perrin Executive Compensation Resources, the Australian Information Industry Association Salary Survey, and an internal benchmark using commercially available survey data and information from publicly filed reports from a group of 17 peer technology companies specifically identified by us in consultation with the Compensation Committee. This comparison group was limited to technology companies that are our competitors or those that are close comparisons in terms of sales, industry and/or market capitalization and may therefore compete with us for executive talent. The companies in the peer group included: Autodesk, Inc., BEA Systems, Inc., BMC Software, Inc., Business Objects S.A., Cadence Design Systems, Inc., Cognos, Inc., Compuware Corporation, Fair Isaac Corporation, Hyperion Solutions Corporation, McAfee, Inc., Mercury Interactive Corporation, Novell, Inc., Parametric Technology Corporation, Siebel Systems, Inc., Sybase, Inc., Synopsys, Inc. and VeriSign, Inc.

The benchmarks were used as one of several factors to evaluate appropriate compensation ranges for base salary, cash incentive compensation and equity-based long-term incentives. In 2006, the data from the benchmarks generally suggested that, in the aggregate with respect to cash compensation, the compensation paid to our executive officers, other than our President and Chief Executive Officer, compared reasonably to the base salary and cash incentives paid to the executives whose companies were included in the benchmarks, as such base salary and cash incentives were generally between the median and the 75th percentile of the benchmarks. On the other hand, the data from the benchmarks generally suggested that the base salary and cash incentives paid to our President and Chief Executive Officer were below the market median salary for chief executive officers whose companies were included in the selected benchmarks. In 2006, the data from the benchmarks generally suggested that, in the aggregate with respect to equity-based long-term incentive grants, the grants to our executive officers, including our President and Chief Executive Officer, compared reasonably to the grants paid to the executives whose companies were included in the benchmarks, as such equity-based long-term incentive grants were generally between the median and the 75th percentile of the benchmarks.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and that it will use the services of independent outside consultants for similar services in the future.

Components of Compensation

Base Salary

Salary levels for each of our executive officers are based on internally-developed ranges, the midpoints of which are generally targeted at the 50th percentile of salaries that the Compensation Committee believes are paid to executive officers with comparable responsibilities at the benchmarked companies and within the overall software and high technology industry. Each year the Compensation Committee reviews variances between the salary levels for each executive officer and those of the companies included in the selected benchmarks and determines, in its discretion, individual salary adjustments after considering the factors described above, although no relative weights or rankings are assigned to these factors. In setting the base salary for our senior executive officers, other than our President and Chief Executive Officer, the Compensation Committee also considers the recommendations of our President and Chief Executive Officer in addition to the factors described above.

Cash Incentives

Cash incentives are based on internally-developed guidelines which are generally targeted at the 50th percentile of similar cash incentives provided to officers in similar positions at companies included in the selected benchmarks. To provide cash incentive compensation for fiscal 2006, the Compensation Committee adopted the Bonus Plan for the benefit of: our President and Chief Executive Officer; our Senior Vice President and Chief Financial Officer; our Senior Vice President, Worldwide Sales and Services; our General Counsel and Senior Vice President, Human Resources; our Vice President, EMEA Sales and General Manager; and the other participants approved for participation by the Compensation Committee. In addition, effective September 1, 2006, the Compensation Committee approved for participation in the Bonus Plan our Corporate Vice President, Worldwide Marketing; prior to his promotion (which was effective as of September 2006), our Corporate Vice President, Worldwide Marketing participated in our Application Networking Group Bonus Plan in accordance with his prior position.

Although the Bonus Plan is administered by the Compensation Committee, certain duties concerning executive officers (other than our President and Chief Executive Officer), including quarterly calculations of relevant financial results, are delegated to management. The Compensation Committee and/or our Board of Directors retain the right to amend, alter or terminate the Bonus Plan at any time. In 2006, the Compensation Committee amended the Bonus Plan to account for the completion of significant acquisitions completed during that period. Participants in the Bonus Plan, other than those specifically described below, received cash incentive bonuses for fiscal 2006 based upon the achievement of specific financial goals, which included targets based on reported revenue, product revenue and corporate operating income.

Each executive’s bonus was based on the achievement of financial targets set forth in the Bonus Plan by the Compensation Committee. The Bonus Plan weighted these financial components as follows: 40% for achieving reported revenue targets; 30% for achieving product revenue targets; and 30% for achieving corporate operating income targets. The bonus for our Vice President EMEA Sales and General Manager was tied to the achievement of geographic segment financial targets and individuals goals: 70% for achievement of financial targets and 30% for achievement of individual goals. The financial component of the bonus for our Vice President EMEA Sales and General Manager was determined by weighting the financial components as follows: 40% for achieving EMEA total bookings targets; 30% for achieving EMEA product bookings targets; and 30% for achieving corporate operating income. The individual performance component of the bonus for our Vice President EMEA Sales and General Manager was based upon achievement of individually goals for sales forecasting accuracy and the management of expenses, inventory and distributor incentive programs, as set and assessed by our Senior Vice President, Worldwide Sales and Services.

The Bonus Plan also provided for a premium or penalty, to be applied in the event of over or under achievement of the weighted factors, as the case may be. Other than for the Vice President, EMEA, the Bonus

Plan also contained minimum performance requirement that must be met before any award may be earned, including achievement by the Company of 80% of each financial target and 90% of annual earnings per share target. In such event, the Vice President, EMEA would not receive the portion of his bonus based on the corporate operating income target but would still be eligible to receive amounts in respect of the other financial and individual goals. The target bonuses for executives under the Bonus Plan ranged from 100% of base salary for our President and Chief Executive Officer, to 75% of base salary for our Vice President, EMEA Sales and General Manager, to 55% of base salary for certain other executives participating in the Bonus Plan.

The table below sets forth the relative weightings for the components of each executive’s target bonus and the range of target bonuses as a percentage of base salary.

Structure of 2006 Cash Incentive Compensation for the Named Executive Officers

		Financial Goals -100%			Individual Goals - 0%
		Reported Revenue	Product Revenue	Corporate Operating Income
Each Named Executive Officer (other than the Vice President, EMEA Sales and General Manager)	Overall Weighting	40%	30%	30%
	Target Bonus (as a % of Base Salary)	55% to 100%
Vice President, EMEA Sales and General Manager	Overall Weighting	Financial Goals - 70%			Individual Goals - 30%

	Weighting of Financial Goals	EMEA Total Bookings	EMEA Product Bookings	Corporate Operating Income
		40%	30%	30%
	Target Bonus (as a % of Base Salary)	75%

The Compensation Committee adopted the Bonus Plan and determined target bonuses for 2006 in the first quarter of 2006. The financial targets that underlie the Bonus Plan were based on our operating plan for 2006 as approved by our Board of Directors. In the first quarter of 2007, our Senior Vice President, Chief Financial Officer reviewed and approved the calculations of financial target attainment levels and the 2006 bonus amounts payable to executive officers that were generated by members of our legal, finance, human resources and sales operations departments in accordance with the Bonus Plan. These financial target attainment levels and bonus calculations were presented to the Compensation Committee for its review and approval at a meeting held on February 6, 2007.

The Compensation Committee determined that the reported revenue target of $1.1 billion was 102% attained, the reported product revenue target of $502 million was 97% attained and the adjusted operating income target of $278 million was 110% attained. In addition, the Compensation Committee determined that the EMEA total bookings target of $434 million was 99% attained, the EMEA product bookings target of $283 million was 97% attained and our Vice President, EMEA Sales and General Manger 99.55% attained his individual performance goals. Finally, the Compensation Committee determined that the financial targets set forth in the Application Networking Group Bonus Plan were 123% attained in the aggregate and, as a result, our Corporate Vice President, Worldwide Marketing was entitled to receive 118% of his target bonus based on eight months participation in the Application Networking Group Bonus Plan prior to his becoming an executive officer and four months participation in the Bonus Plan after his promotion in September 2006. Based on these attainment levels, the Compensation Committee approved the following bonuses under the Bonus Plan:

Named Executive Officer	Bonus Amount
President and Chief Executive Officer	$727,620
Senior Vice President and Chief Financial Officer	$233,445
General Counsel and Senior Vice President, Human Resources	$217,738
Senior Vice President, Worldwide Sales and Services	$399,436
Corporate Vice President, Worldwide Marketing	$95,503
Vice President, EMEA Sales and General Manager	$276,163

These bonuses were paid to each executive officer in the first quarter of 2007, except for the bonuses paid to our Senior Vice President, Worldwide Sales and Services and Vice President, EMEA Sales and General Manager, each of whom received his bonus in four quarterly installments, with the first three installments being equal to 25% of his target bonus and the fourth installment being equal to 25% of his target bonus plus an additional amount for overachievement of the reported revenue and operating income targets and less any penalty for underachievement of the reported product revenue EMEA product bookings and EMEA total bookings targets (as applicable).

In addition to the bonuses awarded under the Bonus Plan (and the Application Networking Group Plan, in the case of our Corporate Vice President, Worldwide Marketing), we awarded a bonus of $75,000 to our Corporate Vice President, Worldwide Marketing in connection with his promotion, which was effective on September 1, 2006, and a bonus of $75,000 to our Senior Vice President, Worldwide Sales and Services in recognition of his performance and his importance to our future strategic success.

Equity-Based Long-Term Incentives

The purpose of our equity-based long-term incentives is to attract and retain talented employees, further align employee and stockholder interests, and continue to closely link employee compensation with company performance. Our equity-based long-term incentive program provides an essential component of the total compensation package offered to employees, reflecting the importance that we place on motivating and rewarding superior results with long-term and performance-based incentives.

In 2006, we began making grants to senior executive officers of both stock options and restricted stock units pursuant to our 2005 Equity Incentive Plan, or the 2005 Plan. Grants in 2006 were awarded on a semi-annual basis following our quarterly earnings releases in April and July. We believe that these combined grants of stock options and restricted stock units provide a better balance for executives and provide more effective incentives for our superior performers to remain with us and continue that performance. In deciding to move towards a mix of stock options and restricted stock units, the Compensation Committee considered our stock option burn rate, overhang, the accounting treatment of stock options versus restricted stock units under FAS 123R, the tax treatment of stock options versus restricted stock units and the competitive practices of our peer companies. Based on its review, the Compensation Committee determined that the use of restricted stock units could reduce our burn rate and overhang, lessen the effects of stockholder dilution and provides the Compensation Committee with additional flexibility in the elements and mix of our executive officers’ compensation packages. In addition, the Compensation Committee reviewed the competitive practices of our peer companies and concluded that those peer companies were moving towards grants of restricted stock units, restricted stock and other similar awards.

The Compensation Committee also discussed the appropriate mix of stock options and restricted stock units. After considering the factors discussed above, the Compensation Committee decided to grant equity-based award packages for which 70% of the value was comprised of stock options and 30% of the value was comprised of restricted stock units. Because restricted stock units are “full value” awards, the number of restricted stock units that need to be granted to reach the 30% value threshold is less than the number of options that would be required to reach the same value level. As a result, the use of restricted stock units will further our goals of reducing dilution, burn rate and overhang by reducing the number of shares of Common Stock subject to equity-based awards.

When establishing stock option grant levels for our executive officers, the Compensation Committee considers the existing levels of stock and options ownership among the executive officers relative to each other and to our employees as a whole, previous grants of stock options to the executive officers, our stock option overhang and targeted stock-option burn rates and vesting schedules of previously granted options as well as the factors described above. In addition, the Compensation Committee reviews the stock option grant levels of executive officers in our peer group. Options granted in fiscal 2006 pursuant to the 2005 Plan to our executives were granted at an exercise price per share equal to the market value of our Common Stock on the date of each grant (determined by reference to the closing price per share of our Common Stock on such date). Our executive officers receive annual option awards in two grants, which are pre-timed to follow our quarterly earnings releases. The first award is made on the last business day in April and the second is made on the last business day of July. The exercise price for options granted to our executives is equal to the fair market value of our Common Stock on the date of grant.

The grants of restricted stock unit awards are based upon the same factors used to evaluate stock options grants. Vesting of restricted stock units is time-based and the number of restricted stock units underlying the award is performance-based. In 2006, the performance criteria and attainment levels for grants of restricted stock units were based upon successful achievement of the adjusted corporate operating income target of $278 million. The number of restricted stock units underlying an award is determined one year after the date of the award based on the achievement of specific performance objectives. If the performance goals are less than 90% attained, then no restricted stock units will be issued pursuant to the authorized award. For performance at and above 90%, the number of restricted stock units issued is based on a graduated slope, with the maximum number of restricted stock units issuable pursuant to the award capped at 125% of the base number of restricted stock units set forth in the award agreement. In February 2007, the Compensation Committee determined that the adjusted corporate operating income target was 110% attained and granted the number of restricted stock units set forth in the following table:

Executive	Percent Attainment	Number of Restricted Stock Units
Mark Templeton	110%	22,000
David Henshall	110	13,750
David Friedman	110	4,400
John Burris	110	11,000

The restricted stock units (if awarded) vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement. No vesting of the restricted stock units occurs until the performance criteria have been met and the number of restricted stock units underlying the award is determined. Once vested, each restricted stock unit represents the right to receive one share of Common Stock.

In addition, in October 2006, our Vice President, EMEA Sales and General Manager received a retention grant of 15,000 restricted stock units. We granted these units in recognition of Mr. Sjöström’s importance to our future strategic success as a result of the continuing growth and increased complexity of our EMEA division, as well as in recognition of Mr. Sjöström’s performance during the year. These units vest over three years, with one-third vesting on each anniversary of the date of grant.

On November 30, 2006, the Audit Committee commenced a voluntary, independent review of our historical stock option grant practices and related accounting. As a result of our voluntary review of our historical stock option grant practices, we postponed our annual option awards to our executive officers and the grant of restricted stock units in 2007 until the completion of our voluntary review. For more information regarding the voluntary review of our historical stock option grant practices and related accounting, see the Explanatory Note and Note 2 to the financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2006.

On May 31, 2007, the Compensation Committee adopted the Citrix Systems, Inc. Equity Awards Policy, or the Awards Policy. The Awards Policy enhances our controls with respect to grants of equity awards by establishing procedures for approving and predetermining the dates on which awards will be made. Pursuant to the Awards Policy, our annual option awards for 2007 will be granted on the first business day of the month following the date on which we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and otherwise became current in our SEC reporting obligations. Under the Awards Policy, subsequent annual grants will be made in two installments, with 50% being granted on the last business day in April and 50% being granted on the last business day in July, unless a different date is set by our Board of Directors or the Compensation Committee. The Awards Policy also establishes fixed grant dates for new hire and performance grants. A grantee’s eligibility to receive an award as of a particular, fixed grant date is subject to the time of the month in which the grantee’s employment begins or promotion is effective or, if later, the date on which all documentation necessary for the approval of the grant is obtained. A copy of our Awards Policy is available at the Corporate Governance section of our website at http://www.citrix.com/site/aboutCitrix/governance/.

Benefits

Our executive officers participate in our broad based employee benefits plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid by executive officers under these plans. We offer a stock purchase plan, under which our employees may purchase Common Stock at a 15% discount from the fair market value of our Common Stock on the last business day of the purchase period (determined by reference to the closing price of our Common Stock on such date), and a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis. We also maintain insurance and other benefit plans for our employees. Our executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees, which reflects industry standards and their relative base salary levels. Our executive officers also receive reimbursement for annual health physicals. We do not currently offer any non-qualified deferred compensation plans or supplemental retirement plan to our executives. For more information, please refer to the “Summary Compensation Table” below.

We limit the perquisites that are made available to our executives. Our executives are entitled to few benefits that are not otherwise available to all employees. In this regard it should be noted that we do not provide pension arrangements or similar benefits to our executives or employees, other than a 401(k) program, in which all of our employees, including our executive officers, may participate.

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the year ended December 31, 2006 earned by or paid to our President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, our three other most highly-compensated executive officers and our Vice President, EMEA Sales and General Manager, referred to as our Named Executive Officers, as determined in accordance with applicable SEC rules.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark Templeton President & Chief Executive Officer	2006	575,000		—	198,150	1,107,565	727,620	—	38,055	(2)	2,646,390
David Henshall Senior Vice President and Chief Financial Officer	2006	338,297		—	123,861	877,239	233,445	—	10,999	(3)	1,583,841
John Burris Senior Vice President, Worldwide Sales and Services	2006	347,326		75,000	99,088	618,910	399,436	—	32,356	(4)	1,572,116
Stefan Sjöström(5) Vice President, EMEA Sales and General Manager	2006	360,488	(6)	—	43,138	374,837	276,163	—	84,754	(7)	1,139,380
David Friedman General Counsel, Senior Vice President, Human Resources, and Secretary	2006	322,564		—	39,657	570,410	217,738	—	12,528	(8)	1,162,897
Wes Wasson Corporate Vice President, Worldwide Marketing	2006	207,833		75,000	—	552,841	95,503	—	5,882	(9)	937,059

(1)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123R, excluding the impact of forfeitures, and using the modified prospective transition method for reporting awards granted prior to 2006. The assumptions we used for calculating the grant date fair value are set forth in notes 3 and 7 to the financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	Includes spousal travel reimbursement ($8,483), 401(k) matches made by the Company ($9,300) and premiums for split dollar life insurance ($20,273).
(3)	Includes 401(k) matches made by the Company ($6,300) and premiums for split dollar life insurance ($4,699).
(4)	Includes spousal travel reimbursement ($9,931), 401(k) matches made by the Company ($11,278) and premiums for split dollar life insurance ($11,147)
(5)	Mr. Sjöström ceased to be an executive officer as of March 2006, however, he has continued as our Vice President, EMEA Sales and General Manager and is included in the Summary Compensation Table above and elsewhere in this Proxy Statement because his total compensation exceeds that of certain of our executive officers.
(6)	Mr. Sjöström received his salary and all other compensation amounts in Swiss francs (CHF). These amounts have been converted into U.S. dollars using the daily average interbank exchange rate on December 31, 2006.
(7)	Includes 401(k) matches made by the Company ($33,175), premiums for split dollar life insurance ($16,296) and a housing allowance ($35,282).
(8)	Includes 401(k) matches made by the Company ($6,300) and premiums for split dollar life insurance ($6,228).
(9)	Includes 401(k) matches made by the Company ($5,371) and premiums for split dollar life insurance ($511).

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2006 to the Named Executive Officers. Grants to each Named Executive Officer were made pursuant to the 2005 Plan.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards				Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)(1)		Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Mark Templeton	4/28/06										70,000	39.92	$784,049
	7/31/06										70,000	31.77	$645,547
	4/28/06					10,000	20,000	25,000
	4/18/06	72,000	600,000		1,200,000
David Henshall	4/28/06										43,750	39.92	$508,218
	7/31/06										43,750	31.77	$403,467
	4/28/06					6,250	12,500	15,625
	4/18/06	23,100	192,500		385,000
John Burris	4/28/06										35,000	39.92	$406,574
	7/31/06										35,000	31.77	$322,774
	4/28/06					4,000	8,000	10,000
	4/18/06	42,000	350,002		700,004
Stefan Sjöström	4/28/06										15,000	39.92	$174,246
	7/31/06										15,000	31.77	$138,332
	10/2/06										50,000	34.99	$560,485
	10/2/06								15,000	(5)			$577,335
	4/18/06	71,082	253,866		431,572
David Friedman	4/28/06										14,000	39.92	$162,630
	7/31/06										14,000	31.77	$129,109
	4/28/06					2,000	4,000	5,000
	4/18/06	21,546	179,548		359,096
Wes Wasson	4/28/06										7,500	39.92	$87,123
	7/31/06										7,500	31.77	$69,166
	10/2/06										100,000	34.99	$1,120,970
	4/18/06	31,007	83,133	(6)	153,279

(1)	On February 7, 2007, the Compensation Committee determined that the reported revenue target was 102% attained, the reported product revenue target was 97% attained and an adjusted operating income target of $278 million was 110% attained and, as a result, Mr. Templeton received a bonus of $727,620, Mr. Henshall received a bonus of $233,445, Mr. Burris received a bonus of $399,436, Mr. Friedman received a bonus of $217,738 and Mr. Wasson received a bonus of $95,503. In addition, Mr. Sjöström received a bonus of $276,163 based on the Compensation Committee’s determination that the EMEA total bookings target was 99.3% attained and the EMEA product bookings target was 97.08% attained and that Mr. Sjöström was entitled to $73,144 in respect of his individual performance goals.
(2)	On February 7, 2007, the Compensation Committee determined that the adjusted corporate operating income target was 109.84% attained and awarded each executive restricted stock units pursuant to each Restricted Stock Unit Agreement: Based on the Compensation Committee’s determination, Mark Templeton received 22,000 restricted stock units, David Henshall received 13,750 restricted stock units, David Friedman received 4,400 restricted stock units and John Burris received 11,000 restricted stock units.
(3)	The exercise price of all stock options granted under our 2005 Equity Incentive Plan is equal to the closing price of the Common Stock on the date of grant.
(4)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123R, excluding the impact of forfeitures, and using the modified prospective transition method for reporting awards granted prior to 2006. The assumptions we used for calculating the grant date fair value are set forth in notes 3 and 7 to the financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2006.
(5)	Consists of 15,000 restricted stock units, which are settled solely in common stock upon vesting of such units. The restricted stock units vest annually over a three year period beginning on the first anniversary of the grant date.
(6)	Mr. Wasson became one of our executive officer’s effective September 1, 2006. Mr. Wasson’s bonus was based on participation in our Application Networking Group Bonus Plan for the first eight months of fiscal 2006 and participation in the Bonus Plan described above for the remaining four months of the fiscal year. On February 7, 2007, the Compensation Committee determined that the attainment of the financial targets set forth in the Bonus Plan and the attainment of the goals set forth in the Application Networking Group Bonus Plan for 2007 entitled Mr. Wasson to a bonus equal to 118.4% of his target bonus, or $95,503.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A description of the application of those policies and practices to each of the Named Executive Officers for the year ended December 31, 2006 is set forth below.

President and Chief Executive Officer Compensation

As President and Chief Executive Officer, Mark B. Templeton is responsible for overseeing all of our corporate functions, product groups and divisions and directing the Company to ensure the attainment of revenue and profit goals. Working in concert with our Board of Directors, our President and Chief Executive Officer formulates current and long-term company plans and objectives, and represents the Company in relations with our customers and the business and non-business communities. Based on a recommendation of the Compensation Committee, our Board of Directors determines compensation for our President and Chief Executive Officer using the same factors it uses for other executives, placing relatively less emphasis on base salary, and instead, creating greater performance based opportunities through equity-based long-term and cash incentive compensation. In assessing the compensation paid to our President and Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

In addition, the Compensation Committee uses a formal evaluation process, which includes meetings held in executive session, to help assess the performance of our President and Chief Executive Officer. This process consists of: an annual self-evaluation by our President and Chief Executive Officer, which is submitted to the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee after the conclusion of each fiscal year; annual evaluations conducted by each member of our Board of Directors; and annual reviews of our President and Chief Executive Officer submitted by each senior executive officer who reports directly to him, in each case measured against the personal performance objectives and targets established at the beginning of the year by our President and Chief Executive Officer and the Compensation Committee. Following an assessment of our President and Chief Executive Officer’s performance, the Compensation Committee reviews the total compensation package for our President and Chief Executive Officer, including base salary, cash incentive compensation and equity-based compensation, as described below. Our Board of Directors actively participates in the process of assessing our President and Chief Executive Officer’s performance and in setting his compensation based on those assessments.

Mr. Templeton’s total compensation for fiscal 2006 was $2,620,390, which made him our most highly compensated executive officer for the year ended December 31, 2006. Mr. Templeton’s compensation is greater than the compensation of our other executive officers as a result of the extensive scope of his responsibilities, the current market for executive talent, particularly chief executive officers, and the results of our benchmarking analysis. In addition, the amount of cash incentive compensation that Mr. Templeton has the opportunity to earn under the Bonus Plan is greater than for our other Named Executive Officers because we believe that it is important for a substantial portion of the principal executive officer’s total compensation to depend on our overall financial performance in order to better align the interests of management and of our stockholders.

Base Salary. Fiscal year 2006 was a year of continued progress and accomplishments across a number of areas important to strengthening the foundation for our future growth and long-term success. Under Mr. Templeton’s leadership, net income and earnings per share increased in fiscal 2006 as compared to fiscal 2005 and we improved our results of operations. Effective April 1, 2006, Mr. Templeton’s annual base salary was increased from $500,000 to $600,000. As a result, in 2006, Mr. Templeton received salary compensation of $575,000. The increase in Mr. Templeton’s annual base salary was based on the Compensation Committee’s consideration of the factors described above. Additionally, the decision to increase Mr. Templeton’s base salary was based on the Compensation Committee’s assessment that Mr. Templeton’s 2005 salary was below the market median salary for chief executive officers whose companies were included in the selected benchmarks and that it would be appropriate to more closely align Mr. Templeton’s salary with the 50 th percentile of such benchmarks.

Cash Incentive. For fiscal 2006, Mr. Templeton was awarded cash compensation of $727,620 in accordance with the Bonus Plan, an increase from his 2005 bonus of $597,550. Mr. Templeton’s 2006 bonus was determined and awarded in accordance with the criteria outlined in the Bonus Plan, which calculates the actual bonus paid by adjusting the target bonus up or down based on the achievement of certain financial targets. Pursuant to the Bonus Plan, Mr. Templeton’s target bonus for 2006 was set at 100% of his base salary and was based: 40% for achieving reported revenue targets; 30% for achieving product revenue targets; and 30% for achieving corporate operating income targets. Both Mr. Templeton’s base salary and target bonus opportunity increased in 2006, resulting in an increase of his 2006 target bonus as compared to 2005. Based on the factors identified above, namely our reported revenue, product revenue and corporate operating income for the fiscal year, Mr. Templeton achieved 121% of his 2006 target bonus as outlined in the Bonus Plan.

Equity-Based Long-Term Incentive. In April and July of 2006, Mr. Templeton was granted options to purchase 70,000 shares and 70,000 shares, respectively, of Common Stock subject to our standard vesting schedule. In addition, in April 2006, we entered into a restricted stock unit award agreement pursuant to which Mr. Templeton was eligible to earn restricted stock units based on the achievement of our 2006 corporate operating income target. In February 2007, Mr. Templeton received 22,000 restricted stock units under this agreement because we achieved 110% of our corporate operating income target. The size of the option grants and the number of restricted stock units potentially awardable under the restricted stock unit agreement were determined in accordance with the factors discussed above. See “Grants of Plan Based Awards Table” and the accompanying narrative disclosure.

Senior Vice President and Chief Financial Officer Compensation

Base Salary. As Senior Vice President, Chief Financial Officer, David Henshall is responsible for overseeing our relations with our investors, budgeting and planning, financial accounting, financial operations, tax, treasury, information technology and supply chain management. Mr. Henshall is also responsible for our financial plans, policies and the establishment of overall financial strategy. As Senior Vice President, Chief Financial Officer, Mr. Henshall works closely with our President and Chief Executive Officer to drive our overall growth and stockholder returns. In 2006, Mr. Henshall received salary compensation of $338,297. The increase of Mr. Henshall’s annual salary from $303,188 in 2005 to $350,000 in 2006 was based, among other things, on the scope and strategic impact of his responsibilities, performance, and to ensure that his base salary remained competitive with similarly situated officers among the peer group.

Cash Incentive. Mr. Henshall was awarded cash compensation of $233,445 in accordance with the Bonus Plan. Based on the factors identified above, namely our reported revenue, product revenue and corporate operating income for the fiscal year, Mr. Henshall achieved 121% of his 2006 target bonus as outlined in the Bonus Plan. Mr. Henshall’s bonus target was adjusted downward from 60% of base salary in 2005 to 55% of base salary in 2006 to be consistent with other similarly situated officers, based upon the executive compensation benchmark surveys and consultants’ reports reviewed by the Compensation Committee.

Equity-Based Long-Term Incentive. In April and July of 2006, Mr. Henshall was granted options to purchase 43,750 shares and 43,750 shares, respectively, of Common Stock subject to our standard vesting schedule. In addition, in April 2006, we entered into a restricted stock unit award agreement pursuant to which Mr. Henshall was eligible to earn restricted stock units based on the achievement of our 2006 corporate operating income target. In February 2007, Mr. Henshall received 13,750 restricted stock units under this agreement because we achieved 110% of our corporate operating income target. The size of the option grants and the number of restricted stock units potentially awardable under the restricted stock unit agreement were determined in accordance with the factors discussed above. See “Grants of Plan Based Awards Table” and the accompanying narrative disclosure.

General Counsel and Senior Vice President, Human Resources Compensation

Base Salary. As General Counsel and Senior Vice President, Human Resources, David Friedman is our principle legal executive, which involves the oversight of acquisitions, commercial transactions, corporate governance initiatives, regulatory and other legal matters. In April 2006, Mr. Friedman also became our principal human resources executive, which involves leading our strategic efforts to recruit and manage our professionals and develop competitive pay and benefits practices In 2006, Mr. Friedman received salary compensation of $322,564. The increase of Mr. Friedman’s annual salary from $310,905 in 2005 to $326,450 in 2006 was based, among other things, on the increased scope of his responsibilities, the strategic impact of his role, performance, and to ensure that his base salary remained competitive with similarly situated officers among the peer group.

Cash Incentive. Mr. Friedman was awarded cash compensation of $217,738 in accordance with the Bonus Plan. Based on the factors identified above, namely our reported revenue, product revenue and corporate operating income for the fiscal year, Mr. Friedman achieved 121% of his 2006 target bonus as outlined in the Bonus Plan.

Equity-Based Long-Term Incentive. In April and July of 2006, Mr. Friedman was granted options to purchase 14,000 shares and 14,000 shares, respectively, of Common Stock subject to our standard vesting schedule. In addition, in April 2006, we entered into a restricted stock unit award agreement pursuant to which Mr. Friedman was eligible to earn restricted stock units based on the achievement of our 2006 corporate operating income target. In February 2007, Mr. Friedman received 4,400 restricted stock units under this agreement because we achieved 110% of our corporate operating income target. The size of the option grants and the number of restricted stock units potentially awardable under the restricted stock unit agreement were determined in accordance with the factors discussed above. See “Grants of Plan Based Awards Table” and the accompanying narrative disclosure.

Senior Vice President, Worldwide Sales and Services Compensation

Base Salary. As Senior Vice President, Worldwide Sales and Services, John Burris is responsible leading our global sales and services organization, which comprises approximately 1,800 of our professionals and 4,400 channel and distribution partners worldwide. In 2006, Mr. Burris received salary compensation of $347,326. The increase of Mr. Burris’ annual salary from $339,297 in 2005 to $350,002 in 2006 was based on among other things, the scope and strategic impact of his responsibilities and performance.

Cash Incentive. Mr. Burris was awarded cash compensation of $399,436 in accordance with the Bonus Plan. Based on the factors identified above, namely our reported revenue, product revenue and corporate operating income for the fiscal year, Mr. Burris achieved 121% of his 2006 target bonus as outlined in the Bonus Plan. In addition, in October 2006, we awarded a bonus of $75,000 to Mr. Burris in recognition of his performance and his importance to our future strategic success.

Equity-Based Long-Term Incentive. In April and July of 2006, Mr. Burris was granted options to purchase 35,000 and 35,000 shares, respectively, of Common Stock subject to our standard vesting schedule. In addition, in April 2006, we entered into a restricted stock unit award agreement pursuant to which Mr. Burris was eligible to earn restricted stock units based on the achievement of our 2006 corporate operating income target. In February 2007, Mr. Burris received 11,000 restricted stock units under this agreement because we achieved 110% of our corporate operating income target. The size of the option grants and the number of restricted stock units potentially awardable under the restricted stock unit agreement were determined in accordance with the factors discussed above. See “Grants of Plan Based Awards Table” and the accompanying narrative disclosure.

Vice President, EMEA Sales and General Manager Compensation

Base Salary. As Vice President and General Manager, EMEA Sales, Stefan Sjöström, is responsible for the sales of our products and related technical services in Europe, the Middle East and Africa. In 2006, Mr. Sjöström received salary compensation of $360,488. The increase of Mr. Sjöström’s annual salary from $347,779 in 2005 to $360,488 in 2006 was based on performance, as well as the factors identified above.

Cash Incentive. Mr. Sjöström was awarded cash compensation of $276,163 in accordance with the Bonus Plan. Based on the factors identified above, namely our EMEA total bookings, EMEA product bookings and corporate operating income for the fiscal year, as well as individual performance, Mr. Sjöström achieved 109.9% of his 2006 target bonus as outlined in the Bonus Plan.

Equity-Based Long-Term Incentive. In April, July and October of 2006, Mr. Sjöström was granted options to purchase 15,000, 15,000 and 50,000 shares, respectively, of Common Stock subject to our standard vesting schedule. In addition, in October 2006, we granted 15,000 restricted stock units to Mr. Sjöström. The size of the option grants and the number of restricted stock units potentially awardable under the restricted stock unit agreement were determined in accordance with the factors discussed above. See “Grants of Plan Based Awards Table” and the accompanying narrative disclosure.

Employment Agreement. Mr. Sjöström has an employment agreement with us that is on the standard form used for our European employees in order to comply with European labor laws. The agreement entitles Mr. Sjöström to receive two to three months notice prior to termination of his employment and standard benefits, such as workers compensation coverage.

Corporate Vice President, Worldwide Marketing Compensation

Base Salary. As Vice President, Worldwide Marketing, Wes Wasson, is responsible for developing and executing our worldwide marketing strategy. In 2006, Mr. Wasson received salary compensation of $207,833. The increase of Mr. Wasson’s annual salary from $170,000 in 2005 to $176,800 in 2006 was based on the factors identified above. Mr. Wasson’s salary was also increased to $275,000 effective September 1, 2006 as a result of his promotion to Corporate Vice President, Worldwide Marketing, reflecting the increased scope and strategic impact of his responsibilities.

Cash Incentive. Mr. Wasson was awarded cash compensation of $95,503 in accordance with the Application Network Group Bonus Plan and the Bonus Plan. Effective September 1, 2006, the Compensation Committee approved Mr. Wasson’s participation in the Bonus Plan; prior to his promotion (which was effective as of September 2006), he participated in our Application Networking Group Bonus Plan in accordance with his prior position. As a result, Mr. Wasson’s bonus was awarded under the Application Networking Group Bonus Plan in respect of the first eight months of 2006 and the Bonus Plan in respect of the final four months of 2006. Based on the factors identified above, namely our reported revenue, product revenue and corporate operating income for the fiscal year, Mr. Wasson achieved 118.4% of his 2006 target bonus as outlined in the Application Networking Group Bonus Plan and the Bonus Plan. In addition, in October 2006, we awarded a bonus of $75,000 to Mr. Wasson in connection with his promotion to Corporate Vice President, Worldwide Marketing.

Equity-Based Long-Term Incentive. In April, July and October of 2006, Mr. Wasson was granted options to purchase 7,500, 7,500 and 100,000 shares, respectively, of Common Stock subject to our standard vesting schedule. The size of the option grants was determined in accordance with the factors discussed above. See “Grants of Plan Based Awards Table” and the accompanying narrative disclosure. In addition, the award of an option to purchase 100,000 shares of Common Stock in October 2006 was made in connection with Mr. Wasson’s promotion to Corporate Vice President, Worldwide Marketing. Mr. Wasson did not receive restricted stock units in 2006 because he was not an executive officer at the time we entered into the restricted stock unit award agreements.

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2006 for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006 TABLE

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Mark Templeton	288,017	0	0	$25.55	2/28/09	(3)
	400,000	0	0	$22.60	2/28/09	(3)
	50,000	0	0	$23.75	11/5/10	(3)
	115,000	0	0	$35.49	7/31/11	(3)
	25,000	0	0	$16.78	2/29/12	(3)
	37,500	0	0	$15.25	2/29/12	(3)
	75,000	0	0	$5.60	7/31/12	(3)
	35,156	2,344	0	$12.00	3/3/13	(3)
	31,250	6,250	0	$18.05	7/31/13	(3)
	33,333	4,167	0	$22.47	4/12/09
	29,167	8,333	0	$17.55	8/1/09
	55,555	44,445	0	$22.50	4/28/10
	47,222	52,778	0	$23.83	7/28/10
	0	70,000	0	$39.92	4/27/11
	0	70,000	0	$31.77	7/30/11
							0	0	22,000	595,100
David Henshall	10,889	6,963	0	$14.36	4/13/13	(3)
	47,444	9,704	0	$14.36	4/13/13	(3)
	15,556	1,944	0	$22.47	4/12/09
	13,611	3,889	0	$17.55	8/1/09
	18,056	6,944	0	$22.94	10/24/09
	16,667	13,333	0	$22.50	4/28/10
	0	1,049	0	$23.83	7/28/10
	14,167	14,784	0	$23.83	7/28/10
	5,417	9,583	0	$27.96	11/20/10
	0	43,750	0	$39.92	4/27/11
	0	43,750	0	$31.77	7/30/11
							0	0	13,750	371,938
John Burris	501	0	0	$25.44	8/1/09	(3)
	50,000	0	0	$35.49	7/31/11	(3)
	3,281	1,094	0	$12.00	3/3/13	(3)
	3,281	2,917	0	$18.05	7/31/13	(3)
	6,250	2,778	0	$22.47	4/12/09
	6,250	5,555	0	$17.55	8/1/09
	6,944	6,944	0	$22.94	10/24/09
	20,833	16,667	0	$22.50	4/28/10
	17,708	19,792	0	$23.83	7/28/10
	0	35,000	0	$39.92	4/27/11
	0	35,000	0	$31.77	7/30/11
							0	0	11,000	297,550
Stefan Sjöström	1,000	1,000	0	$12.00	3/31/13
	1,000	2,667	0	$18.05	7/31/13	(3)
	1,042	1,389	0	$22.47	4/12/09
	1,875	5,000	0	$17.55	8/1/09
	1,945	7,777	0	$22.50	4/28/10
	1,944	9,236	0	$23.83	7/28/10

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
	0	15,000	0	$39.92	4/27/11
	0	15,000	0	$31.77	7/30/11
	0	50,000	0	$34.99	10/1/11
							0	15,000	(4)	0
David Friedman	39,813	0	0	$6.21	9/30/12	(3)
	4,740	1,094	0	$12.00	3/3/13	(3)
	2,552	2,917	0	$18.05	7/31/13	(3)
	4,453	1,667	0	$22.47	4/12/09
	3,333	3,333	0	$17.55	8/1/09
	4,444	8,889	0	$22.50	4/28/10
	9,445	10,555	0	$23.83	7/28/10
	0	14,000	0	$39.92	4/27/11
	0	14,000	0	$31.77	7/30/11
							0	0		4,400	119,020
Wes Wasson	13,249	13,248	0	$23.46	8/14/10
	0	7,500	0	$39.92	4/27/11
	0	7,500	0	$31.77	7/30/11
	0	100,000	0	$34.99	10/1/11
	5,415	32,494	0	$2.52	1/10/15	(5)

(1)	Unless otherwise indicated in the table, options vest at a rate of 1/3 of the shares underlying the stock option one year from the date of grant and at a rate of 1/36 monthly thereafter.
(2)	Represents the actual number of restricted stock units earned in the first quarter of 2007 pursuant to agreements entered into in April 2006.
(3)	These options vest at a rate of 25% of the shares underlying the option one year from the date of grant and at a rate of 2.08% monthly thereafter.
(4)	Restricted stock units vest in 3 annual installments, beginning October 2008.
(5)	These options were assumed in the NetScaler acquisition.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of stock options exercised in the year ended December 31, 2006 under our equity incentive plans and the corresponding amounts realized by the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark Templeton(1)	1,011,983	15,178,992
David Henshall(2)	100,000	2,223,750
John Burris(3)	366,006	4,983,860
Stefan Sjöström(4)	257,944	2,396,852
David Friedman(5)	82,765	1,719,391
Wes Wasson	12,185	372,077

(1)	As previously disclosed, on December 5, 2005, Mr. Templeton adopted a stock trading plan to exercise and sell certain of his employee stock options that are scheduled to expire. The plan was established in accordance with the guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, as well as our policies with respect to sales of shares held by insiders. Pursuant to this plan, in fiscal 2006, Mr. Templeton sold 1,000,000 shares pursuant to options that were presently exercisable and due to expire and exercise and held 11,983 shares.
(2)	As previously disclosed, on January 23, 2006 and May 1, 2006, Mr. Henshall adopted a stock trading plan to exercise and sell certain of his employee stock options. The plans were established in accordance with the guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, as well as our policies with respect to sales of shares held by insiders. Pursuant to these plans, in fiscal 2006, Mr. Henshall sold 100,000 shares pursuant to options that were presently exercisable.
(3)	As previously disclosed, on December 14, 2005 and February 14, 2006, Mr. Burris adopted a stock trading plan to exercise and sell certain of his employee stock options. The plans were established in accordance with the guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, as well as our policies with respect to sales of shares held by insiders. Pursuant to these plans, in fiscal 2006, Mr. Burris sold 357,256 shares pursuant to options that were presently exercisable and exercise and held 8,750 shares.
(4)	As previously disclosed, on December 14, 2004, Mr. Sjöström adopted a stock trading plan to exercise and sell certain of his employee stock options. The plan was established in accordance with the guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, as well as our policies with respect to sales of shares held by insiders. Pursuant to this plan, in fiscal 2006, Mr. Sjöström sold 3,006 shares pursuant to options that were presently exercisable.
(5)	As previously disclosed, on March 9, 2006, Mr. Friedman adopted a stock trading plan to exercise and sell certain of his employee stock options. The plan was established in accordance with the guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, as well as our policies with respect to sales of shares held by insiders. Pursuant to this plan, in fiscal 2006, Mr. Friedman sold 82,765 shares pursuant to options that were presently exercisable.

Potential Payments upon Termination or Change in Control

Our executives are “at will” employees. We have entered into “change in control” agreements with certain of our executive officers including, our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer, Senior Vice President, Worldwide Sales and Services and Senior Vice President, Human Resources and General Counsel, or our “Senior Executives.” These agreements continue in full force until the earlier of (a) the date we terminate the employment of the executive for “cause” or the failure by the executive to perform his full-time duties by reason of his death or disability, (b) the resignation or termination of the executive’s employment for any reason prior to a change in control, (c) the termination of the executive’s employment with us after a change in control for any reason other than the occurrence of a terminating event, or (d) the date which is 18 months after a change in control if the executive is still employed by us.

These agreements are intended to provide for continuity of management in the event of a change in control. These agreements provide for certain benefits in the event that the executive’s employment is terminated following a change in control of our company, including severance payments, benefit continuation and acceleration of vesting on outstanding stock-based awards.

In the event Mr. Templeton is terminated without cause or if Mr. Templeton resigns his position for any reason in the twelve-month period following a change in control, he is entitled to receive a lump sum payment equal to two times his annual base salary plus his target bonus, both determined as of the date his employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, Mr. Templeton will receive certain benefits, including health, dental and life insurance, for two years following the date of termination.

In the event that, during the twelve-month period following a change in control, any of our Senior Executives are terminated, other than for cause, or any of our Senior Executives terminates his employment for “good reason,” such Senior Executive is entitled to receive a lump sum payment equal to one times his annual base salary plus his target bonus, both determined as of the date such Senior Executive’s employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, our Senior Executives will receive certain benefits, including health, dental and life insurance, for 18 months following the date of termination.

Under the change in control agreements, a change in control would include any of the following events:

•	any “person,” as defined in the Securities Exchange of 1934, as amended, acquires 30% or more of our voting securities;

•

the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of our assets in which our stockholders would beneficially own less than 50% of our voting securities after such transaction;

•	a majority of our current directors are replaced; and

•	our stockholders approve a plan or proposal for our liquidation or dissolution.

In addition, upon a change in control, all stock options and other equity-based awards granted to each of Mr. Templeton and our Senior Executives will immediately accelerate and become fully exercisable as of the effective date of the change-in-control. For each award for which the number of restricted stock units has not yet been determined, the performance criteria set forth in the award agreement will be deemed to be 100% attained, and that executive will be issued the base number of restricted stock units set forth in his award agreement. All restrictions on outstanding restricted stock units awarded to such executive officer will then lapse and each unit will be settled in Common Stock. The primary purpose of our equity-based long-term incentives is to align the interests of management and stockholders and to provide our executives with strong incentives to increase shareholder value over time. Change in control transactions typically represent events where our stockholders are realizing the value of their equity interests in our company. We believe it is appropriate for executives to share in this realization of stockholder value, particularly where their employment is terminated in connection with the change in control transaction.

Each of Mr. Templeton and our Senior Executives are also subject to the terms of a Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement with us and the terms of these agreements survive the termination of the executive after a change in control for a period of one year.

In the event that any payments made in connection with a change in control would be subjected to the excise tax impose by Section 4999 of the Internal Revenue Code, Mr. Templeton and our Senior Executives are entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on the severance payments under the change-in-control agreements in the event any payment or benefit to the executive is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

Under the individual change in control agreements with Mr. Templeton and our Senior Executives, each executive officer would be entitled to receive the following estimated payments and benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur. The table reflects the amount that could be payable under the various arrangements, including a gross-up for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, assuming that the change in control occurred at December 31, 2006 and the price per share of our Common Stock as of the change of control was $27.05.

Name	Severance Amount ($)	Value of Benefits ($)	Early Vesting of Stock Options ($)	Early Vesting of Restricted Stock Units ($)	Other	Estimated Tax Gross-Up	Total ($)
Mark Templeton	2,400,000	67,893	561,945	595,100	—	—	3,624,938
David Henshall	542,500	23,879	397,451	371,938	—	—	1,335,768
John Burris	700,004	37,231	276,318	297,550	—	—	1,311,103
David Friedman	505,998	29,852	156,448	119,020	—	—	811,318

Director Compensation

The following table sets forth a summary of the compensation paid to our non-employee directors in 2006.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas F. Bogan	62,500	73,223	127,484	—	—	263,207
Murray J. Demo	47,500	73,223	193,416	—	—	314,139
Stephen M. Dow	51,250	73,223	157,612	—	—	282,085
Asiff Hirji	47,500	—	112,895	—	—	160,395
Gary E. Morin	55,000	73,223	127,484	—	—	255,707
Godfrey R. Sullivan	43,750	73,223	193,416	—	—	310,389

(1)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123R, excluding the impact of forfeitures, and using the modified prospective transition method for reporting awards granted prior to 2006. The assumptions we used for calculating the grant date fair value are set forth in Notes 3 and 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)	Consists solely of restricted stock units, or RSUs. As of December 31, 2006, each of our non-employee directors held 3,333 RSUs, except for Asiff Hirji, who did not hold any stock awards as of December 31, 2006.
(3)	As of December 31, 2006, the aggregate number of shares of our common stock subject to outstanding option awards held by our non-employee directors was as follows: Thomas F. Bogan, 80,000 shares; Murray J. Demo, 70,000 shares; Stephen M. Dow, 340,155 shares; Asiff Hirji, 60,000 shares; Gary E. Morin, 50,000 shares; and Godfrey R. Sullivan, 70,000 shares.

Our employee-directors do not receive cash compensation for their service as members of our Board of Directors. Beginning in 2006, non-employee members of our Board of Directors received annual retainer fees, which were paid in cash in semi-annual installments. Each non-employee director received a retainer of $40,000 for his participation as a director. Directors who were members of the Audit Committee (but not the Chairperson of such committee) received an additional $7,500 and directors who were members of the Compensation Committee (but not the Chairperson of such committee) received an additional $3,750. The Chairperson of our Board of Directors and the Chairperson of the Audit Committee each received $15,000 and the Chairperson of each other committee of our Board of Directors, other than the Finance Committee, received $7,500. Because the Chairperson of the Finance Committee in 2006 was also the Chairperson of the Audit Committee, he received no additional retainer for his position on the Finance Committee. Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any of its committees that are conducted in person.

Non-employee directors have historically been eligible for participation in certain of our equity incentive plans. Since May 5, 2005, equity awards to non-employee directors have been made under the 2005 Plan.

Beginning in 2006, each non-employee director was eligible to receive an option to purchase 10,000 shares of Common Stock and 3,333 restricted stock units. These grants were made on the first business day of the month following our annual meeting of stockholders and vest in equal monthly installments over a one-year period. New non-employee directors are entitled to receive an option to purchase up to 60,000 shares of Common Stock upon their election to our Board of Directors, which vests in accordance with our standard 3-year vesting schedule. New non-employee directors may not receive the annual grant of options and restricted stock units in the same calendar year in which they receive their initial grant.

To further align the interests of members of our Board of Directors with our stockholders, the Nominating and Corporate Governance Committee has adopted stock ownership guidelines for our directors. Pursuant to these guidelines, each director is expected to hold at least 3,000 shares of Common Stock for so long as he is a director or, in the case of certain shares acquired upon the exercise of a stock option, for nine months after termination of his service on our Board of Directors. In addition, if a director exercises a stock option, in accordance with the guidelines it is expected that such director would, from such option exercise, maintain ownership of at least a number of shares equal to twenty percent (20%) of the net value of the shares acquired (after deducting the exercise price and taxes). Directors are expected to meet the standards set forth in the guidelines within three years after the date of their election to our Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information (in thousands, except option price) as of December 31, 2006, with respect to the securities authorized for issuance to our employees and directors under our equity compensation plans, consisting of the:

•	1995 Stock Plan;

•	Third Amended and Restated 1995 Employee Stock Purchase Plan;

•	Amended and Restated 1995 Non-Employee Director Stock Option Plan;

•	NetScaler, Inc. 1997 Stock Plan (the “NetScaler Plan”);

•	2000 Plan;

•	Amended and Restated 2000 Stock Incentive Plan of Net6, Inc. (the “2000 Net6 Plan”);

•	Amended and Restated 2003 Stock Incentive Plan of Net6, Inc. (the “2003 Net6 Plan”);

•	Teros, Inc. Restricted Stock Unit Plan (the “Teros Plan”);

•	Reflectent Software Inc. 2003 Stock Plan (the “Reflectent Stock Plan”);

•	Reflectent Software, Inc. Restricted Unit Plan (the “Reflectent RSU Plan”);

•	Orbital Data Corporation 2002 Equity Incentive Plan (the “Orbital Incentive Plan”);

•	Orbital Data Corporation 2006 Restricted Unit Plan (the “Orbital RSU Plan”);

•	2005 Plan; and

•	2005 Employee Stock Purchase Plan (the “2005 ESPP”).

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	26,246	$30.24	8,115
Equity compensation plans not approved by security holders(2)	918	$5.81	—

Total	27,164	$29.42	8,115

(1)	Includes securities issuable upon exercise of outstanding options, warrants and rights that were issued pursuant to our 1995 Stock Plan, the Third Amended and Restated 1995 Employee Stock Purchase Plan, the 2000 Plan, and the Amended and Restated 1995 Non-Employee Director Stock Option Plan. No additional awards will be granted under these plans.
(2)	Consists of the NetScaler Plan, the Teros Plan, the Reflectent Stock Plan, the Reflectent RSU Plan, the Orbital Incentive Plan and the Orbital RSU Plan, assumed in our acquisitions of NetScaler, Inc. and Teros, Inc. in 2005, and our acquisitions of Orbital Data Corporation and Reflectent Software, Inc. in 2006, as well as the 2000 Net6 Plan. and the 2003 Net6 Plan, assumed in connection with our acquisition of Net6, Inc. in 2004. No additional awards will be granted under any of these plans.

Equity Compensation Plans

As of December 31, 2006, we had two equity compensation plans under which we were granting stock options and shares of non-vested stock. We are currently granting stock-based awards from our 2005 Plan and 2005 ESPP. Both the 2005 Plan and the 2005 ESPP are administered by the Compensation Committee of our Board of Directors.

The 2005 Plan was originally adopted by our Board of Directors on March 24, 2005 and approved by our stockholders on May 5, 2005. Under the terms of the 2005 Plan, we are authorized to issue stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and to make stock awards to our non-employee directors, as well as to our employees and consultants. The 2005 Plan was amended in May 2006 to provide for the issuance of a maximum of 15,500,000 (adjusted for stock splits) shares of Common Stock, 1,000,000 of which may be issued pursuant to awards of restricted stock, restricted stock unit, performance units and stock awards. The shares reserved under the 2005 Plan are available for awards to all participants in the 2005 Plan, including non-employee directors. Typically, under the 2005 Plan we grant five year options that vest over three years at a rate of 33.3% of the shares underlying the option one year from date of grant and at a rate of 2.78% monthly thereafter.

Plans Assumed In 2006 Acquisitions

In connection with our acquisitions of Reflectent Software, Inc. in April 2006 and Orbital Data Corporation in August 2006, we assumed the Reflectent Stock Plan, Reflectent RSU Plan, Orbital Incentive Plan and Orbital RSU Plan, each of which were previously adopted and approved by the respective boards of directors and stockholders of Reflectent and Orbital Data. Under the terms of the Reflectent Stock Plan, Reflectent was authorized to grant incentive and non-qualified stock options and to make restricted stock awards to its employees, directors, officers and consultants. The Reflectent Stock Plan provided for the issuance of a maximum of 2,100,000 (as adjusted for stock splits) shares of Reflectent common stock. Incentive and non-qualified stock options issued under this plan generally vest on our standard three-year vesting schedule, and expire five or ten years from the original grant date depending on the applicable option agreement. All options are exercisable upon vesting and all restrictions on restricted stock awards lapse upon vesting. Under the terms of the Reflectent RSU Plan, Reflectent was authorized to grant restricted stock units to its employees, directors, officers and consultants of Reflectent. The Reflectent RSU Plan provided for the issuance of a maximum of 3,468 (as adjusted for stock splits) restricted stock units. The unvested stock units generally vested over three years, at a rate of 33.3% per year. All restrictions on the restricted stock units lapse upon vesting.

Under the terms of the Orbital Incentive Plan, Orbital Data was authorized to grant incentive and non-qualified stock options and to make restricted stock awards to its employees, directors, officers and consultants. The Orbital Incentive Plan provided for the issuance of a maximum of 19,680,000 (as adjusted for stock splits) shares of Orbital Data common stock. Incentive and non-qualified stock options issued under this plan generally vest on our standard three-year vesting schedule, and expire five or ten years from the original grant date depending on the applicable option agreement. All options are exercisable upon vesting and all restrictions on restricted stock awards lapse upon vesting. Under the terms of the Orbital RSU Plan, Orbital Data was authorized to grant restricted stock units to its employees, directors, officers and consultants of Orbital Data. The Orbital RSU Plan provided for the issuance of a maximum of 5,652,500 (as adjusted for stock splits) restricted stock units. The unvested stock units generally vested over two years, at a rate of 50% per year. All restrictions on the restricted stock units lapse upon vesting.

Our Board of Directors has resolved to make no further awards under the Reflectent Stock Plan, the Reflectent RSU Plan, the Orbital Incentive Plan or the Orbital RSU Plan.

Compensation Committee Interlocks and Insider Participation

During 2006, Messrs. Bogan, Dow and Sullivan served as members of the Compensation Committee. No member of the Compensation Committee was an employee or former employee of our company or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

During the last year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

Transactions with Related Persons

There were no related party transactions in fiscal 2006.

Policies and Procedures With Respect to Related Party Transactions

In accordance with its written charter, the Nominating and Corporate Governance Committee is responsible for reviewing all related party transactions for potential conflicts of interest situations on an ongoing basis, and the approval of the Nominating and Corporate Governance Committee is required for all such transactions. The term “related party transaction” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Report of the Compensation Committee of the Board of Directors

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Thomas F. Bogan (Chair)

Stephen M. Dow

Godfrey R. Sullivan

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN

The Board of Directors approved the adoption of the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) in March 2005 and the Company’s stockholders approved the 2005 Plan at the Annual Meeting of Stockholders in May 2005 with 10,100,000 shares of Common Stock authorized for issuance under the 2005 Plan, of which 500,000 shares may be granted in the form of restricted stock, restricted stock units, performance units or stock grants. The 2005 Plan was then amended by the Board of Directors on February 14, 2006 and by the stockholders on May 18, 2006 with an additional 5,400,000 shares of Common Stock authorized for issuance under the 2005 Plan for a total authorized amount of 15,500,000 shares of Common Stock of which 1,000,000 shares may be granted in the form of restricted stock, restricted stock units, performance units or stock grants. On February 7, 2007, subject to stockholder approval, the Board of Directors approved a second amendment to the 2005 Plan (the “Plan Amendment”) to (i) increase the aggregate number of shares of Common Stock authorized for issuance under the 2005 Plan by an additional 5,400,000 shares and (ii) increase the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by an additional 1,000,000 shares of Common Stock. The Company is requesting that the stockholders vote to approve the Plan Amendment to increase the number of shares reserved for issuance under the 2005 Plan by 5,400,000 shares and to increase the number of shares issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 1,000,000 shares.

Currently, there are 15,500,000 shares of Common Stock reserved for issuance under the 2005 Plan. As of the Record Date, an aggregate of 7,607,681 shares of Common Stock remained available for future grants under the 2005 Plan. The Board of Directors believes it important to the Company’s continued success that the Company have an adequate reserve of shares available for issuance under the 2005 Plan for use in attracting, motivating and retaining qualified employees, officers, consultants and directors. The Plan Amendment does not modify, alter or revise any other term or provision of the 2005 Plan as approved by the Company’s stockholders in May 2005 and May 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT

TO THE CITRIX SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN.

Purpose of the 2005 Plan and Plan Amendment

The 2005 Plan allows the Company, under the direction of the Compensation Committee, to make broad- based grants of stock options, restricted stock, restricted stock units, stock awards, performance units and stock appreciation rights, any of which may or may not require the satisfaction of performance objectives, to employees and to non-employee directors through March 24, 2015. The purpose of these stock awards is to attract and retain talented employees, further align employee and stockholder interests, continue to closely link employee compensation with Company performance, and maintain a culture of ownership. The 2005 Plan provides an essential component of the total compensation package offered to employees, reflecting the importance that the Company places on motivating and rewarding superior results with long-term, performance-based incentives. The Plan Amendment will allow the Company to continue to provide performance based incentives to its eligible employees and non-employee directors.

Approval of the amendment to the 2005 Plan is intended to enable the Company to achieve the following objectives:

1.

The continued ability to offer stock-based incentive compensation to substantially all of the Company’s eligible employees and non-employee directors. The Company intends to continue to use stock options and evaluate other equity-based compensation vehicles, such as restricted stock, restricted stock units and stock appreciation rights, as the Company’s primary means of providing equity compensation to the Company’s employees. The Company maintains a broad-based option plan. In fact, options and restricted stock units granted to the Company’s five most highly compensated executives accounted for just 0.16%, 0.24% and 0.23% of the Company’s total outstanding shares for 2004, 2005 and 2006, respectively. In 2007, the Compensation Committee intends to continue to grant awards of restricted stock units to certain of the Company’s senior executive officers and to the Company’s non-employee directors. Grants of restricted stock units to executive officers will be subject to both performance-based and time-based vesting requirements, whereas grants of restricted stock units to directors will typically be subject to time-based vesting requirements only. In order to continue to offer stock options and other equity-based compensation vehicles, such as restricted stock, restricted stock units and stock appreciation rights to the Company’s employees, the Company will need additional shares in the 2005 Plan and an increase in the cap on awards of full-value shares.

2.	The proactive reduction of the Company’s total stock dilution. For the past few years, the Company has actively reduced its dilution by the following actions: (1) reducing the number of options given to the Company’s employees; and (2) reducing the life of options granted from 10 to 5 years. As a result, the Company’s overhang has been reduced to 15.05% in 2006, from 19.07% in 2005 and 21.86% in 2004. Additionally, the Company’s gross burn rate (including acquisitions) was reduced to 3.1% of the Company’s total outstanding shares in 2006, from 3.28% in 2005 and 3.4% in 2004. Including forfeitures, the Company’s net burn rate was 2.3%, 2.1% and 1.9% for the same periods. Excluding options assumed and granted to companies acquired in the 2006 Acquisitions, the Company’s gross and net burn rates in 2006 were 2.9% and 2.0% respectively.

3.	Continuation of responsible compensation and governance best practices. The 2005 Plan prohibits stock option re-pricing, as well as the use of discounted stock options and reload option grants without stockholder approval, and contains no evergreen features (which provide for automatic replenishment of authorized shares available under the plan). In the interest of good corporate governance, the Company has not conducted an exchange program for underwater stock options. Had the Company done so, this would have also significantly reduced its overhang.

The Company’s total overhang has also been impacted by an active stock repurchase program, which was initiated in July 2000. During the seven-year period ending December 31, 2006, the Company has repurchased 59.5 million shares under this program. The Company believes that its stock repurchase program represents a valuable use of cash that has improved stockholder value. Overhang is calculated as total options outstanding divided by the total shares outstanding. Because overhang increases as total shares outstanding decrease, the effect of the Company’s stock repurchase program has been to increase the Company’s overhang by more than 25%. Specifically, if the Company had not repurchased 59.5 million shares under the program to date, overhang as of December 31, 2006 would have been 11.3% instead of 15.0%.

Background on Stock Compensation at the Company

The use of stock options has long been a vital component of the Company’s overall compensation philosophy, which is premised on the principle that any long-term pay-for-performance incentive compensation should be closely aligned with stockholders’ interests. Over the years, the Company believes that it has been very successful in achieving this objective through the use of fixed-price stock options for the majority of its employees. Fixed-price stock options align employees’ interests directly with those of other stockholders, because an increase in stock price after the date of award is necessary for employees to realize any value, thus rewarding employees only upon improved stock price performance.

The Company believes that stock options, the core of the Company’s long-term employee incentive and retention program, have been effective in enabling the Company to attract and retain the talent critical for an innovative and growth-focused company. The Company’s compensation programs include base salary, cash incentive compensation tied to Company financial and personal goals as well as stock-based compensation. The Company has a long history of linking employee compensation to the Company’s long-term stock performance. For more than ten years, the Company has been granting stock options to employees. As a result, under the

Company’s current stock option program, all general full-time and part-time employees are eligible for stock option grants upon hire with the Company. Annual grants are made to a subset of all eligible employees in connection with a focused evaluation of strategic value and in cases of high-level performance. The Company believes that stock-based compensation should not be limited to senior management and that all employees should have a stake in the future of the Company. Over the last five years, a total of only 5.5% of all option grants were made to the Company’s five most highly compensated executive officers. The Company believes that its focus on pay-for-performance, as well as broad-based employee participation as stockholders, have been key contributing factors in enabling the Company’s growth. Please read the “Compensation Discussion and Analysis” included in this Proxy Statement for additional information on the Company’s compensation programs.

The Company intends to continue to use stock options and evaluate other equity-based compensation vehicles, such as restricted stock, restricted stock units and stock appreciation rights, as the Company’s primary means of providing equity compensation to the Company’s employees and directors. In 2006, the Compensation Committee began granting awards of restricted stock units to certain of the Company’s senior executive officers and the Company’s non-employee directors, and it intends to continue granting restricted stock units in 2007. Grants of restricted stock units to executives will be subject to both performance-based and time-based vesting requirements, whereas restricted stock units granted to directors will generally be subject only to time-based vesting requirements. Please read the “Compensation Discussion and Analysis” included in this Proxy Statement for additional information on the Company’s restricted stock practices.

The Company strongly believes that its equity compensation programs and emphasis on employee stock ownership have been integral to the Company’s success in the past and will be important to the Company’s ability to achieve consistent performance in the years ahead. The Company believes that consistent performance is achieved through the ability to attract, retain and motivate the employee talent critical to attaining long-term improved Company performance and stockholder returns. Therefore, the Company considers approval of the amendment to the 2005 Plan vital to the Company’s future success.

Summary of the 2005 Plan

The following is a summary of certain major features of the 2005 Plan. This summary is subject to the specific provisions contained in the full text of the 2005 Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on April 1, 2005, the Amendment to 2005 Equity Incentive Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on April 14, 2006 and the Plan Amendment in Exhibit A hereto.

Eligibility

Only employees of the Company and its subsidiaries and affiliates, consultants and non-employee directors of the Company, are eligible to receive awards under the 2005 Plan. The Compensation Committee determines which employees and directors will participate in the 2005 Plan. As of the Record Date, there were approximately 4,218 employees and 6 non-employee directors who were eligible to participate in the 2005 Plan.

Awards

The 2005 Plan allows the Compensation Committee to grant stock options, stock appreciation rights, restricted stock, performance units, stock awards or restricted stock units, any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the Compensation Committee has the discretionary authority to determine the size of an award. The addition of performance-based requirements will be considered in light of the Company’s total compensation program and the significant level of pay-for-performance requirements already incorporated into its compensation practices. As of the Record Date, under the 2005 Plan, there were (i) 15,057,724 shares of Common Stock authorized but unissued, (ii) 7,222,162 shares of Common Stock issuable upon exercise of outstanding but unexercised options and (iii) 128,881 shares of non-vested stock issued.

Shares Authorized for Restricted Stock, Restricted Stock Units, Performance Units or Stock Grants

Currently, the 2005 Plan provides that the number of shares of Common Stock issued pursuant to restricted stock, restricted stock units, performance units or stock grants cannot exceed 1,000,000 shares of Common Stock (subject to certain provisions of the 2005 Plan). The Plan Amendment would increase the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 1,000,000 shares of Common Stock to a maximum of 2,000,000 shares of Common Stock.

Vesting and Exercise of Stock Options

The exercise price of stock options granted under the 2005 Plan may not be less than the market value of the Common Stock on the date of grant (fair market value is the closing price for the Common Stock as reported on the Nasdaq Global Select Market, or on any national securities exchange on which the Common Stock is then listed, for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported). The closing sales price of the Company’s Common Stock on August 30, 2007 was $36.06 per share. The option term may not be longer than ten years, however, the Company’s recent practice has been to grant options with only a five-year term. The Compensation Committee determines at the time of grant when each stock option becomes exercisable, including the establishment of required performance vesting criteria, if any. The Company may require, prior to issuing Common Stock under the 2005 Plan, that the participant remit an amount in cash or Common Stock sufficient to satisfy tax withholding requirements.

Vesting of Restricted Stock and Stock Unit Awards

The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock and stock unit awards contingent upon continued employment with the Company, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate In 2006, the Compensation Committee began granting awards of restricted stock units to certain of its senior executive officers and non-employee directors, and it intends to continue granting restricted stock units to senior executive officers and non-employee directors in 2007. Grants of restricted stock units to executive officers will be subject to both performance-based and time-based vesting requirements, whereas restricted stock unit grants to directors will generally be subject only to time-based vesting requirements. Please read the “Compensation Discussion and Analysis” included in this Proxy Statement for additional information on the Company’s restricted stock practices.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Tax Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include one of the following criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award. Among other things:

1. Operating margin, gross margin or profit margin	2. Performance relative to peers

3. EPS or pro forma EPS	4. Divisional or operating segment financial and operating performance
5. Revenue or bookings	6. Total return on shares of Common Stock relative to increase in appropriate stock index selected by Compensation Committee
7. Expenses or operating expenses	8. Attainment of strategic and operational objectives
9. Customer satisfaction indicators	10. Cash flow
11. Net income, operating income or pre-tax income	12. Stock price increase
13. Growth or growth rates with respect to any of the foregoing measures	14. Any combination of the foregoing

To the extent that an award under the 2005 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board of Directors. The maximum performance award payment to any one participant under the 2005 Plan for a performance period is 1,000,000 shares of Common Stock, or if the award is paid in cash, the fair market value of 1,000,000 shares of Common Stock on the date of grant.

The Compensation Committee may appropriately adjust any evaluation of performance under the performance criteria to exclude any of the following events that occur during a performance period:

•	asset write-downs or impairment;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•

any extraordinary non-recurring items including those described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; and

•	any other extraordinary items adjusted from the Company’s U.S. GAAP results in the Compensation Committee’s discretion.

Notwithstanding satisfaction or completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of Common Stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee, in its sole discretion, determines.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2005 Plan are not transferable except by will or the laws of descent and distribution. The Compensation Committee will have sole discretion to permit the transfer of an award.

Administration

The Compensation Committee, which is made up entirely of independent directors, administers the 2005 Plan. The Compensation Committee determines who receives awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2005 Plan, establishes the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2005 Plan and establish, amend and rescind any rules relating to the 2005 Plan. The Compensation Committee may delegate to an executive officer or officers the authority to grant awards under the 2005 Plan to employees who are not officers, and to consultants or advisors, in accordance with such guidelines as the Compensation Committee shall set forth at any time or from time to time.

Amendments

The Board of Directors may at any time terminate the 2005 Plan or make such modifications of the 2005 Plan as it shall deem advisable; provided that the Board of Directors will not modify or amend the 2005 Plan without stockholder approval to the extent required by the Tax Code or the rules of Nasdaq or the SEC. In addition, the Board of Directors will not amend the provisions prohibiting re-pricing or reload grants without shareholder approval. Unless the Board otherwise expressly provides at the time of grant, no amendment of the 2005 Plan shall affect the terms of any award outstanding on the date of such amendment.

On February 7, 2007, the Board of Directors approved the Plan Amendment to increase (i) the aggregate number of shares the Company is authorized to issue under the 2005 Plan by 5.4 million shares and (ii) the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by one million shares of Common Stock. The Company is now requesting that the stockholders vote to approve the Plan Amendment to increase the number of shares reserved for issuance under the 2005 Plan by 5.4 million shares and to increase the number of shares issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by one million shares.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of the Company’s Common Stock or any similar event affecting the Company’s Common Stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the 2005 Plan, the number and kind of shares subject to outstanding awards under the 2005 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

Acquisitions

Effective upon the consummation of an Acquisition (as defined below), the Compensation Committee or the board of directors of the surviving or acquiring entity, shall, as to outstanding awards (on the same basis or on different bases as the Compensation Committee shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (i) the consideration payable with respect to the outstanding shares of the Company’s Common Stock in connection with the Acquisition (net of any exercise price of such awards), (ii) shares of stock of the surviving or acquiring entity or (iii) such other securities or other consideration as the Compensation Committee deems appropriate, the fair market value of which shall not materially differ from the fair market value of the shares of Common Stock subject to such awards immediately preceding the Acquisition. In the event such surviving or acquiring entity (if any) does not assume or substitute awards, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

In addition to or in lieu of the foregoing, with respect to outstanding options, the Compensation Committee may, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof. Unless otherwise determined by the Compensation Committee, and assuming there is no acceleration of vesting as provided above, any repurchase rights or other rights of the Company that relate to an option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an option or other award. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

Notwithstanding anything to the contrary in the 2005 Plan, the Compensation Committee may provide that the vesting of any or all awards shall accelerate upon an Acquisition. In such case, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Notwithstanding anything to the contrary in the 2005 Plan, in the event of an involuntary termination of services for any reason other than death, disability or Cause (as defined in the 2005 Plan) within six months following the consummation of an Acquisition, any awards assumed or substituted in an Acquisition which are subject to vesting conditions and/or a right of repurchase in favor of the Company or a successor entity, shall accelerate in full. All such accelerated awards shall be exercisable for a period of one year following termination, but in no event after expiration date of such award.

In the event of an Acquisition while a participant is a non-employee director, the vesting of any and all awards held by such participant shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Under the 2005 Plan, an “Acquisition” is defined as a (i) merger or consolidation of the Company into another person (i.e., which merger or consolidation the Company does not survive), (ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions (other than in a spin-off or similar transaction), unless, in the case of foregoing clauses (i) and (ii), securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, (iii) any person or group directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board does not recommend the stockholders accept, or (iv) any other acquisition of the business of the Company in which a majority of the Board votes in favor of a decision that an Acquisition has occurred.

U.S. Tax Consequences

Stock option grants under the 2005 Plan may be incentive stock options designed to qualify under Section 422 of the Tax Code or may be non-qualified stock options governed by Section 83 of the Tax Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the Common Stock on the exercise date and the stock option grant price. The Company will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. The Company may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock is also governed by Section 83 of the Tax Code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid on the value of the stock at ordinary income rates when the restrictions lapse, and then at capital gain rates when the shares are sold. Restricted stock units are not taxable until they are settled in stock. Income tax is paid on the value of the stock at ordinary income rates when the stock is issued to the participant.

As described above, awards granted under the 2005 Plan may qualify as “performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by the Company with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1,000,000 and paid to one of the Company’s five most highly compensated executive officers. To so qualify, options and other awards must be granted under the 2005 Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations) must be granted at fair market value and must satisfy the 2005 Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

For a discussion of the Company’s executive compensation philosophy, see “Compensation Discussion and Analysis” included in this Proxy Statement.

The vesting of any portion of an option or other award that is accelerated in connection with a change in control of the Company may cause a portion of the payments with respect to such accelerated award to be treated as “parachute payments” as defined in the Tax Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal tax on all or a portion of such payment (in addition to any other taxes ordinarily payable).

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE AMENDMENT TO THE CITRIX SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN.

PROPOSAL 3

STOCKHOLDER PROPOSAL ENTITLED:

“DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL”

The Company has received a stockholder proposal from The United Brotherhood of Carpenters Pension Fund (“United Brotherhood of Carpenters”), 101 Constitution Avenue, N.W., Washington, D.C. 20001. The United Brotherhood of Carpenters has requested that the Company include the following proposal and supporting statement in its proxy statement for the 2007 annual meeting of stockholders, and if properly presented this proposal will be voted on at the annual meeting. The United Brotherhood of Carpenters beneficially owns 2,800 shares of Common Stock. The stockholder proposal is quoted verbatim in italics below.

The Company’s management does not support the adoption of the resolution proposed below and asks stockholders to consider management’s response, which follows the stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Vote Required

Approval of the stockholder proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting.

Stockholder Proposal

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Citrix Systems, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and Supervalu have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withheld” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Management Statement in Opposition to Stockholder Proposal

This proposal requests that the Company adopt a voting standard for director elections that differs from the plurality voting standard, the default standard under Delaware law. The plurality voting standard provides that the nominees who receive the most affirmative votes are elected to serve as directors of the Company. Most large public companies that are incorporated in Delaware and elsewhere use a plurality voting standard.

After careful consideration, the Board of Directors recommends a vote against this proposal because:

•	Citrix’s current corporate governance practices already ensure that the Company’s directors are highly qualified;

•	the Company has already implemented a policy that addresses the proponent’s concerns;

•	the stockholder proposal creates uncertainty; and

•	the stockholder proposal is premature given the current state of director election practices under Delaware law.

The Company’s Current Process Elects Highly Qualified Directors

The Company has a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of the Company and its stockholders. The Board of Directors maintains a Nominating and Corporate Governance Committee that is composed entirely of independent directors, and all of the members of the Board of Directors, other than the President and Chief Executive Officer, are independent. The Nominating and Corporate Governance Committee applies a robust set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by stockholders. The Company’s strong corporate governance has been recognized by the Institutional Shareholder Service, which has ranked Citrix ahead of 91% of software and service companies, as measured by the ISS Corporate Governance Quotient. The Company has also elected not to adopt measures, such as “poison pills,” that could affect the ability of its stockholders to elect members of the Board of Directors.

As a result of these practices, the Company has consistently elected, by a plurality, highly qualified directors from diverse business backgrounds, substantially all of whom have been “independent” within standards adopted by the Nasdaq Stock Market. In the past, every director nominee has received the affirmative vote of a strong majority of the shares voted through the plurality process.

The Company has Implemented a Director Resignation Policy

Like a number of other large public companies facing this issue, in order to address concerns relating to director candidates who do not receive a majority of the votes cast, the Company has adopted a director resignation policy. The Company’s policy provides that, in an uncontested election, any director nominee who receives (i) a greater number of votes “withheld” from his or her election than votes “for” such election and (ii) votes “withheld” from his or her election that constitute thirty-five percent (35%) or more of the outstanding shares of the Company’s Common Stock is required to submit his resignation to the Board of Directors. The

Company has announced this policy and a copy of this policy is posted on the Company’s website at http://www.citrix.com/English/aboutCitrix/governance.

The Company believes that this policy is effective in giving stockholders a meaningful role in the election of directors and in removing a director opposed by stockholders. Under the Company’s policy, a nominee and incumbent director who receives a greater number of “withheld” votes than “for” votes, and who receives “withheld” votes representing 35% of the outstanding shares of the Company’s Common Stock, would tender his or her resignation and could be removed from the Board of Directors.

The Proposal Causes Uncertainty

In contrast to the Company’s clear director resignation policy, the majority voting standard requested by the proposal causes uncertainty because it does not address the “hold over” issue. Under Delaware law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. Therefore, even if the proposal were adopted, the Company could not force a director who failed to receive a majority vote to leave the Board of Directors until his or her successor is elected at a subsequent stockholder meeting.

Moreover, the proposal fails to address vacancies on the Board of Directors if a director is not elected because he fails to receive a majority of the votes cast. Delaware law and the Company’s Bylaws permit the Board of Directors to elect a director to fill the vacancy or let the position remain vacant. Alternatively, another meeting of stockholders could be held for the sole purpose of filling the vacancy. In any case, the Board may be left with vacancies for an indefinite period of time, making it difficult to staff key committees and otherwise meet its obligation to oversee the business and affairs of the Company. This could cause additional uncertainty, disruption and expense for the Company.

The Proposal is Premature

Finally, the Company does not believe that stockholders should be asked to approve a proposal relating to an untested voting system without the benefit of a consensus in this area and a greater understanding of the full ramifications of its adoption. The Company is monitoring, and will continue to monitor developments on this topic, and will take appropriate action to maintain its commitment to sound governance practices. If a consensus emerges that majority voting for directors as implemented through amendments to the charter or bylaws is the best corporate governance practice in this area, the Company will revisit our director election procedures. The Company does not believe that its interests, or its stockholders’ interests, would be best served by prematurely adopting such a change.

FOR THE REASONS DESCRIBED ABOVE, THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has retained the firm of Ernst & Young, independent registered public accountants, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young has served as the Company’s independent registered public accounting firm since 1989.

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by the Company’s independent registered public accountant. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. All of the audit-related, tax and all other services provided by Ernst & Young to the Company in 2006 and 2005 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in 2006 and 2005 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “The Board of Directors and its Committees” and “Report of the Audit Committee of the Board of Directors.”

Representatives of Ernst & Young attended all in-person meetings of the Audit Committee in 2006. The Company expects that a representative of its independent registered public accountant will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Ernst & Young

The following table shows the aggregate fees for professional services rendered by Ernst & Young to the Company during the fiscal years ended December 31, 2006 and December 31, 2005.

	2006	2005
Audit Fees	$6,661,000	$3,030,000
Audit-Related Fees	$369,000	$475,000
Tax Fees	$1,725,000	$1,959,000
All Other Fees	$6,000	$6,000

Total	$8,761,000	$5,470,000

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, services that were provided by Ernst & Young in connection with statutory audits required internationally, regulatory filings and other accounting consultations billed as audit services. Audit Fees for both years also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting both as promulgated by Section 404 of the Sarbanes-Oxley Act. In 2006, such fees also included $3.6 million attributable to Ernst & Young’s services performed in connection with the Audit Committee’s voluntary, independent review of the Company’s historical stock option grant practices, and for their audit of related restatements of our prior period financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit-Related Fees

Audit-Related Fees for 2006 and 2005 consist of fees for services for the annual audits of employee benefit plans. Audit-Related Fees for 2006 and 2005 also include fees for professional services rendered for potential business combinations, internal control reviews and assistance with assessing the impact of proposed standards, rules or interpretations proposed by standard-setting bodies.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance. Tax compliance fees were approximately $806,000 for 2006 and $405,000 for 2005. Tax Fees also include fees of approximately $919,000 for 2006 and $1,567,000 for 2005 for services rendered for tax examination assistance, tax research and tax planning services in the countries in which the Company does business.

All Other Fees

All other fees for both years included fees for technical publications purchased from the independent auditor.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2008 Annual Meeting of Stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices not later than January 1, 2008. Under the Company’s By-Laws, stockholders who wish to make a proposal at the 2008 Annual Meeting—other than one that will be included in the Company’s Proxy Statement—must notify the Company between December 2, 2007 and January 1, 2008. If a stockholder who wishes to present a proposal fails to notify the Company by January 1, 2008 and such proposal is brought before the 2008 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2008 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, FL 33309, Attention: Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. The Company has retained The Altman Group, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $9,000, plus reimbursement of expenses.

EXHIBIT A

SECOND AMENDMENT TO

CITRIX SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

WHEREAS, Citrix Systems, Inc. (the “Company”) desires to amend the Citrix Systems, Inc. 2005 Equity Incentive Plan (as amended and in effect, the “Plan”) to (i) increase the aggregate number of shares authorized for issuance under the Plan by 5.4 million shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) and (ii) increase the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 1,000,000 shares of Common Stock (the “Plan Amendment”); and

WHEREAS, on February 7, 2007, subject to stockholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 15 of the Plan, the Plan is hereby amended as follows:

1.	Section 4 of the Plan is hereby amended by deleting the first paragraph thereof in its entirety and substituting the following in lieu thereof:

“At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including pursuant to Incentive Options), nor the number of shares of Stock issued pursuant to Incentive Options, exceed 20,900,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan. In addition to the foregoing, at no time shall the number of shares of Stock issued pursuant to Restricted Stock, Restricted Stock Units, Performance Units or Stock Grants exceed 2,000,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan.”

2.	The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2007 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.

A-1

C/0 COMPUTERSHARE TRUST COMPANY, N.A. P.O. BOX 43023 PROVIDENCE, Rl 02940-3023

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Citrix Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citrix Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are voting by Telephone or Internet

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	CITRX1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITRIX SYSTEMS, INC.

1.	To elect three members to the Board of Directors to serve for three-year terms as Class III Directors:				For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all Nominees:
	(01) Stephen M. Dow, (02) Godfrey R. Sullivan,				☐	☐	☐
(03) Mark B. Templeton

Vote On Option Plan Amendment						Vote On Stockholder Proposal

		For	Against	Abstain				For	Against	Abstain
2.	Amendment to the 2005 Equity Incentive Plan	☐	☐	☐	3.	Director Election Majority Vote Standard		☐	☐	☐

The Board of Directors recommends a vote FOR proposal 2. The Board of Directors recommends a vote AGAINST proposal 3.

This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For address changes/comments, please check this box and write them on the back where indicated				☐

Please indicate if you plan to attend this meeting				Yes No ☐ ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

CITRIX SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders

October 18, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Citrix Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 17, 2007, and hereby appoints Mark B. Templeton and David J. Henshall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices at 1801 NW 49th St., Fort Lauderdale, FL 33309 on October 18, 2007 at 2:00 p.m. local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE PROPOSAL IN ITEM 2 AND “AGAINST” THE PROPOSAL IN ITEM 3 . THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE